Exhibit 10.1

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of February 14, 2005

among

SHURGARD STORAGE CENTERS, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES		70
5.01	Existence, Qualification and Power; Compliance With Laws	70
5.02	Authorization; No Contravention	70
5.03	Governmental Authorization; Other Consents	71
5.04	Binding Effect	71
5.05	Financial Statements; No Material Adverse Effect.	71
5.06	Litigation	72
5.07	No Default	72
5.08	Ownership of Property; Liens	72
5.09	Environmental Compliance	72
5.10	Taxes	72
5.11	ERISA Compliance.	73
5.12	Subsidiaries	73
5.13	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.	74
5.14	Disclosure	74
5.15	Compliance With Laws	74
5.16	Intellectual Property; Licenses, Etc.	75
5.17	REIT Status	75
5.18	Unencumbered Properties	75

ARTICLE VI. AFFIRMATIVE COVENANTS		75
6.01	Financial Statements	75
6.02	Certificates; Other Information	76
6.03	Notices	77
6.04	Payment of Obligations	78
6.05	Preservation of Existence, Etc.	78
6.06	Maintenance of Properties.	78
6.07	Maintenance of Insurance	78
6.08	Compliance With Laws	80
6.09	Books and Records.	81
6.10	Inspection Rights	81
6.11	Use of Proceeds	81
6.12	Financial Covenants	81
6.13	No Liens, Etc	82
6.14	Additional Guarantors	82

ARTICLE VII. NEGATIVE COVENANTS		82
7.01	Liens	82
7.02	Investments	83
7.03	Indebtedness	83
7.04	Fundamental Changes	83
7.05	Dispositions	84
7.06	Restricted Payments	84
7.07	Change in Nature of Business	84
7.08	Transactions With Affiliates	84
7.09	Burdensome Agreements	85

7.10	Use of Proceeds	85
7.11	Non-Domestic Asset Value	85

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		85
8.01	Events of Default	85
8.02	Remedies Upon Event of Default	88
8.03	Application of Funds	88

ARTICLE IX. ADMINISTRATIVE AGENT		89
9.01	Appointment and Authorization of Administrative Agent	89
9.02	Rights as a Lender	89
9.03	Exculpatory Provisions	90
9.04	Reliance by Administrative Agent	90
9.05	Delegation of Duties	91
9.06	Resignation of Agent	91
9.07	Non-Reliance on Agent and Other Lenders	92
9.08	No Other Duties, Etc.	92
9.09	Administrative Agent May File Proofs of Claim	92
9.10	Credit Guaranty Matters	93

ARTICLE X. MISCELLANEOUS		93
10.01	Amendments, Etc.	93
10.02	Notices; Effectiveness; Electronic Communications	94
10.03	No Waiver; Cumulative Remedies	96
10.04	Expenses; Indemnity; Damage Waiver	96
10.05	Payments Set Aside	98
10.06	Successors and Assigns	99
10.07	Treatment of Certain Information; Confidentiality	103
10.08	Right of Setoff	104
10.09	Interest Rate Limitation	104
10.10	Counterparts; Integration; Effectiveness	104
10.11	Survival of Representations and Warranties	104
10.12	Severability	105
10.13	Replacement of Lenders	105
10.14	Governing Law; Jurisdiction; Etc.	106
10.15	Waiver of Right to Trial by Jury	107
10.16	USA PATRIOT Act Notice	107
10.17	Time of the Essence	107
10.18	Judgment Currency	107
10.19	Release of Credit Guaranties	108
10.20	Oral Agreements Not Enforceable	108

SCHEDULES
1.01	Mandatory Cost Rate
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.06	Litigation
5.09	Environmental Matters
5.12	Material Subsidiaries
5.18	Unencumbered Properties
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS
Form of
A	Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note by Borrower
C-1A	Revolving Note by Qualified Borrower
C-2	Term Note by Borrower
D	Credit Guaranty
E	Compliance Certificate
F	Assignment and Assumption
G	Qualified Borrower Guaranty
H	Form of Authorization Letter

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) is entered into as of February 14, 2005, among SHURGARD STORAGE CENTERS, INC., a Washington corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

RECITALS

A. Borrower, certain lenders identified therein (the “Existing Revolving Lenders”), and Bank of America, N.A., as administrative agent, are parties to that certain Third Amended and Restated Loan Agreement dated as of February 26, 2001 (as amended, the “Existing Revolving Loan Agreement”), providing for the Existing Revolving Lenders to make revolving loans to Borrower.

B. Borrower, certain lenders identified therein (the “Existing Term Lenders”), and Bank of America, N.A., as administrative agent, are parties to that certain Term Loan Agreement dated as of April 15, 2004 (as amended, the “Existing Term Loan Agreement”), providing for the Existing Term Lenders to make term loans to Borrower.

C. Borrower has requested that Lenders provide a revolving credit facility and a term loan facility to replace the revolving credit facility established pursuant to the Existing Revolving Loan Agreement and the term loan facility established pursuant to the Existing Term Loan Agreement, and Lenders are willing to do so on the terms and conditions set forth herein.

D. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” or “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent that succeeds or is appointed to the role of Agent in accordance with the terms of this Agreement.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” has the meaning specified in Section 2.09(b).

“Aggregate Commitments” means the Aggregate Revolving Commitments and the Aggregate Term Commitments.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Lenders.

“Aggregate Term Commitments” means the Term Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means Sterling or Euros.

“Alternative Currency Commitment” means as to each Lender, its several obligation to make Revolving Loans to Borrower pursuant to Section 2.01(a) in Alternative Currencies (or, at Borrower’s option, in Dollars in the case of a Lender whose Dollar Commitment is fully drawn) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Part (a) of Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate Dollar Equivalent amount of the Lenders’ Alternative Currency Commitments is $175,000,000. In no event shall any Lender’s Alternative Currency Commitment be deemed to reduce such Lender’s Revolving Commitment; it being understood that with respect to those Lenders with both a Dollar Commitment and an Alternative Currency Commitment, Borrower may borrow in either or both of Dollars and Alternative Currency, up to an amount (or Dollar Equivalent amount) not to exceed such Lender’s Revolving Commitment.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means, a Dollar Equivalent amount of Revolving Loans denominated in Alternative Currency (and, to the extent expressly provided herein, the Revolving Loans and Letters of Credit denominated in Dollars), equal to fifty percent (50%) of the Aggregate Revolving Commitments from time to time.

“Applicable Cap Rate” means 9%.

“Applicable Currency” has the meaning specified in Section 3.02.

“Applicable Percentage” means, with respect to any Lender at any time, as applicable, (a) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which shall be the amount of such Lender’s Revolving Commitment at such time and the denominator of which shall be the Aggregate Revolving Commitments at such time, or (b) with respect to matters relating to Alternative Currency Commitments and Loans in Alternative Currency only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which shall be the amount of such Lender’s Alternative Currency Commitment at such time and the denominator of which shall be the aggregate amount of all of the applicable Lenders’ Alternative Currency Commitments at such time, in each case as adjusted from time to time in accordance with the provisions of this Agreement, or (c) with respect to matters relating to the Term Commitments and Term Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which shall be the amount of such Lender’s Term Commitment at such time and the denominator of which shall be the aggregate amount of all of the Aggregate Term Commitments at such time. Notwithstanding the foregoing, however, if at any time Borrower shall be unable to draw down an amount equal to the Aggregate Revolving Commitments solely as a result of all or any portion of the Alternative Currency Commitments being outstanding, then, solely for purposes of funding the amounts available under the Aggregate Revolving Commitments, “Applicable Percentage” with respect to each Lender that shall not have advanced an amount (or Dollar Equivalent amount) equal to 100% of its Revolving Commitment, shall be deemed to mean the sum of such Lender’s Applicable Percentage (with respect to the Revolving Commitments) and such Lender’s Applicable Percentage (with respect to the Revolving Commitments) of the aggregate Applicable Percentages (with respect to the Revolving Commitments) of all the Lenders that shall have advanced 100% of their Revolving Commitments. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate

	Base Rate Loans	Eurocurrency Rate Revolving Loans	Eurocurrency Rate Term Loans	L/C Fees
Debt Rating (bps)	Base Rate + Applicable Margin below (bps)	Eurocurrency Rate + Applicable Margin below (bps)	Eurocurrency Rate + Applicable Margin below (bps)	Applicable L/C Fee Rate below (bps)
≥ A3/A-	0	60	75	60
Baa1/BBB+	0	60	80	60
Baa2/BBB	0	70	90	70
Baa3/BBB-	0	90	110	90
< Baa3/BBB-	25	115	150	115

“Debt Rating” means, as of any date of determination, the rating as determined by the Rating Agencies (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that Borrower shall have not less than two Debt Ratings at all times. In the event that such Debt Ratings are not equivalent, the Debt Rating that shall apply shall be determined as follows;

(a) in the event that Borrower receives only two Debt Ratings, and such Debt Ratings are not equivalent, then the lower of such two Debt Ratings shall apply;

(b) in the event that Borrower receives three Debt Ratings and the Moody’s and S&P Debt Ratings are equivalent, then the Moody’s and S&P Debt Ratings shall apply;

(c) in the event that Borrower receives three Debt Ratings and the Moody’s and S&P Debt Ratings are not equivalent, then:

(i) if the Fitch Debt Rating is highest of the three Debt Ratings, the higher of the Moody’s or S&P Debt Rating shall apply;

(ii) if the Fitch Debt Rating is equivalent to the higher of the Moody’s or S&P Debt Ratings, the higher of the Moody’s or S&P Debt Ratings shall apply;

(iii) if the Fitch Debt Rating is between the Moody’s or S&P Debt Ratings, the Fitch Debt Rating shall apply;

(iv) if the Fitch Debt Rating is the same as the lower of the Moody’s or S&P Debt Ratings, the lower of the Moody’s or S&P Debt Ratings shall apply; and

(v) if the Fitch Debt Rating is the lowest of the three Debt Ratings, the lower of the Moody’s or S&P Debt Ratings shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, on the first day following the effective date of such change.

“Applicable Time” means, with respect to any borrowings and payments in Alternative Currencies, the local times in London (or other applicable place of settlement for such Alternative Currencies) as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Agent, in substantially the form of Exhibit F or any other form approved by Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2003 prepared in accordance with GAAP, and the related statements of income, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto, in each case, prepared in accordance with GAAP.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(v).

“Automatic Sharing Event” has the meaning set forth within the definition of “Sharing Event.”

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Agent as its “prime rate.” The “prime rate” is a rate set by Agent based upon various factors including Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Share” means Borrower’s pro rata share of an Unconsolidated Subsidiary, based upon Borrower’s percentage ownership (whether direct or indirect) of such Unconsolidated Subsidiary.

“Borrowing” means a Revolving Borrowing, a Term Borrowing, or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any Eurocurrency Rate Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency or (b) if such day relates to any Eurocurrency Rate Revolving Loan denominated in Euro, means a TARGET Day.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or

Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be reasonably acceptable to Agent) and not listed for possible down-grades in Credit Watch published by S&P; (iii) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be reasonably acceptable to Agent); and (iv) domestic and Alternative Currency certificates of deposit or time deposits or bankers’ acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instrument issued, in each case, by (A) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) or (B) any Lender.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all voting securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such voting securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any individual(s) or entity(s) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its Revolving Commitment and its Term Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDA” means the sum of (i) EBITDA for Borrower on a consolidated basis calculated in accordance with GAAP, plus (ii) without duplication, Borrower’s Share of EBITDA from its Unconsolidated Subsidiaries.

“Consolidated Subsidiary” means any Subsidiary of Borrower whose financial statements are consolidated with Borrower’s financial statements under GAAP.

“Consolidated Tangible Net Worth” means, at any date of determination, for the Borrower on a consolidated basis, the total of shareholder’s equity (including capital stock, additional paid-in capital and retained earnings) of the Borrower on a consolidated basis on that date, less the Intangible Assets of the Borrower on a consolidated basis on that date, plus all increases in accumulated depreciation and amortization of Borrower on a consolidated basis subsequent to September 30, 2004, without duplication and, in each case, as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Development Property” means a Controlled Property for which a certificate of occupancy has been issued and that has been operated by the owner of the Controlled Property (or by another Person for the benefit of such owner) for less than 30 months unless Borrower designates such self storage facility as a Controlled Stabilized Property.

“Controlled Property” means a self storage facility located in the United States or Canada owned by any Person other than a Subsidiary of Borrower: (i) that is subject to a Lien in favor of a Loan Party securing such Loan Party’s loans to the facility owner financing the acquisition and/or development of such facility where an Event of Default under this Agreement is also a default under such loans, provided that such loans have not been pledged to any Person other than Agent, on behalf of the Lenders; (ii) that is not subject to a Lien other than a Permitted Lien or a Lien in favor of a Loan Party described in the foregoing clause (i); and (iii) that is not subject to a Negative Pledge other than a Negative Pledge in favor of a Loan Party.

“Controlled Stabilized Property” means: (i) a Controlled Property for which a certificate of occupancy has been issued and the facility has been operated by the owner of the Controlled Property (or by another Person for the benefit of such owner) for more than 30 months; and (ii) a Controlled Development Property designated by Borrower as a Controlled Stabilized Property.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Guaranties” means the Guaranty made by the Guarantors in favor of Agent and the Lenders, substantially in the form of Exhibit D, or for any Guarantor that is a foreign entity, a Guaranty made by such Guarantor in favor of Agent and the Lenders in such form as may be required by Agent in light of the applicable law and practice in the jurisdiction where such Guarantor is located.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, plus (iii) 3% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 3% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 3% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Development Asset Value” means, as of the end of any fiscal quarter, without duplication, the sum of (i) 100% of the cost incurred to date by Borrower or its Consolidated Subsidiaries on all Development Property, plus (ii) Borrower’s Share of costs incurred with respect to Development Property held by Unconsolidated Subsidiaries, each as determined as of the end of such fiscal quarter, plus (iii) 100% of the cost incurred to date on all Controlled Development Property by the owner thereof, except that

(A) the sum of the amount in clause (iii) plus NOI for all Controlled Stabilized Property (adjusted for property dispositions), multiplied by 4 and divided by the Applicable Cap Rate may not exceed three percent (3%) of the total Unencumbered Asset Value; and

(B) the sum of the amount in clause (iii) plus NOI for all Controlled Stabilized Property (adjusted for property dispositions), multiplied by 4 and divided by the Applicable Cap Rate plus NOI for all Other Qualifying Stabilized Property (adjusted for property dispositions), multiplied by 4 and divided by the Applicable Cap Rate plus 100% of the cost incurred to date on all Other Qualifying Development Property by the owner thereof may not exceed ten percent (10%) of the total Unencumbered Asset Value.

“Development Property” means: (i) a self storage facility owned or ground leased under a Qualifying Lease by Borrower or any Subsidiary, located in the United States or Canada for which a certificate of occupancy has been issued and that has been operated by Borrower or such Subsidiary or by another Person for the benefit of Borrower or such Subsidiary for 30 months or less unless Borrower designates such self storage facility as a Stabilized Property; and (ii) a Controlled Development Property.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar Commitment” means as to each Lender, its several obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01(a) in Dollars, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Part (a) of Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Lenders’ Dollar Commitments is $175,000,000.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative

Currency, the equivalent amount thereof in Dollars as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Sublimit” means, an amount of Revolving Loans, Swing Line Loans and Letters of Credit denominated in Dollars equal to fifty percent (50%) of the Aggregate Revolving Commitments from time to time.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus other non-cash items deducted in determining net income, less other non-cash items added in determining net income.

“Elective Sharing Event” has the meaning set forth within the definition of “Sharing Event.”

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Agent, the L/C Issuer and Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Qualified Borrower within the meaning of Section 414(b) or (c) of the Code (and, solely for the purpose of the funding requirements of Section 412 of the Code, Sections 414(m) and (o) of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower, any Qualified Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower, any Qualified Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, any Qualified Borrower or any ERISA Affiliate.

“Euro” means the lawful currency of the European Economic Union.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means (a) for any Interest Period with respect to a Eurocurrency Rate Loan other than one referred to in subsection (b) of this definition, a rate per annum determined by Agent pursuant to the following formula:

Eurocurrency Rate	Eurocurrency Base Rate = 1.00 - Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available and generally used source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such

Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch or London Affiliate to major banks in the offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. If requested by Borrower, the affected Lender will provide an officer’s certificate to the effect that such adjustment reflects a good faith and non-discriminatory allocation of the applicable reserve to Eurocurrency Rate Loans under this Agreement.

(b) for any Interest Period with respect to any Eurocurrency Rate Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

“Eurocurrency Rate Revolving Loan” means a Revolving Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Revolving Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Revolving Loans.

“Eurocurrency Rate Term Loan” means a Term Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Term Loans must be denominated in Dollars.

“Eurocurrency Rate Loan” means each Eurocurrency Rate Revolving Loan and each Eurocurrency Rate Term Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Qualified Borrower hereunder, (a) taxes imposed on or measured by its overall net income

(however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Letters of Credit” means the letters of credit described in Schedule 2.03.

“Existing Revolving Loan Agreement” has the meaning specified in Recital A hereto.

“Existing Revolving Lenders” has the meaning specified in Recital A hereto.

“Existing Term Loan Agreement” has the meaning specified in Recital B hereto.

“Existing Term Lenders” has the meaning specified in Recital B hereto.

“Facility Fee” means the facility fee payable under Section 2.09(a) hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent for all of its loans for which interest is based on the Federal Funds Rate.

“Fixed Charges” means, for the Borrower on a consolidated basis, the sum of (i) Interest Expense plus (ii) scheduled principal amortization (excluding balloon payments and debt with a single maturity) plus (iii) dividends and distributions in respect of preferred stock plus (iv) without duplication, Borrower’s Share of scheduled principal amortization (excluding balloon payments and debt with a single maturity) from Unconsolidated Subsidiaries.

“Fitch” means Fitch, Inc., or any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Full Insurable Value” means the actual cost of replacing the property in question, without allowance for depreciation but excluding foundations, footings and other parts of the property not reasonably expected to require replacement or repair following a casualty, as determined from time to time (but not more often than once every calendar year) by Borrower.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds from Operations” means, for the Borrower on a consolidated basis: (i) net income (calculated in accordance with GAAP) excluding non-recurring gains and losses on or from operating properties; plus (ii) depreciation and amortization; and after adjustments for Unconsolidated Subsidiaries. “Funds from Operations” shall exclude the effects of non-cash charges. Contributions to Funds from Operations from Unconsolidated Subsidiaries are to be reflected in Funds from Operations in proportion to Borrower’s Share of such Unconsolidated Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(j).

“Gross Asset Value” means, as of the end of any fiscal quarter, the sum of: (a) Stabilized Asset Value, plus (b) Development Asset Value, plus (c) Borrower’s and Borrower’s Consolidated Subsidiaries’ and Controlled Property owners’ actual costs of construction in process on Property owned by Borrower or such Consolidated Subsidiaries or Controlled Property, plus (d) Borrower’s and Borrower’s Consolidated Subsidiaries’ and Controlled Property owners’ cost basis in unimproved land owned by Borrower or such Consolidated Subsidiary or unimproved land constituting Controlled Property, plus (e) Non-Domestic Asset Value, plus (f) unrestricted cash and Cash Equivalents (excluding tenant deposits), plus (g) Borrower’s Share of the value of Unconsolidated Subsidiaries, valued at Borrower’s Share of the cost basis of such Subsidiaries, plus (h) Borrower’s cost basis in its corporate headquarters’ building and land located at 1155 Valley Street, Seattle, Washington, in each case, without duplication.

“Gross Revenues” means, with respect to any Development Property or Stabilized Property as of the end of any fiscal quarter, without duplication, all payments and other revenues (exclusive of any payments attributable to sales taxes) received during such fiscal quarter by the owner of such Property or such owner’s property manager from all sources related to the operation of such Property including, without limitation, rental of such Property, storage rentals, late fees, security deposits (if any, unless required to be segregated), receipts from sales of goods, billboard rentals and other advertising revenue, and tenant reimbursements of expenses.

“Guarantee” means, as to any Person, (a) any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable principal amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The amount of a Person’s Guarantee shall be adjusted to reflect any enforceable rights (A) of offset that such Person may have against the obligee under such Guarantee or (B) of contribution, reimbursement or other recovery against third parties other than the primary obligor in respect of amounts paid under the Guarantee in question, but only to the extent such right of contribution, reimbursement or recovery is effectively secured by an enforceable security interest in such third party’s ownership interest in the primary obligor or by an enforceable right to cause a forfeiture of such third party’s ownership interest in the primary obligor. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Shurgard Institutional Fund L.P.; Shurgard Evergreen Limited Partnership; SSC Evergreen, Inc.; Shurgard Texas Limited Partnership; Shurgard/Fremont Partners I; Shurgard/Fremont Partners II; SSC Property Holdings, Inc.; SSCI Minnesota Corporation; Shurgard Institutional Partners; and Shurgard UK West London Limited, and the other Persons from time to time a party to any Credit Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all items of indebtedness or liability which would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which indebtedness is determined in accordance with GAAP (other than trade payables and other accruals, and obligations secured by Liens on Controlled Properties or Other Qualifying Properties permitted by the definitions thereof), together with all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) obligations of such Person under any Swap Contract as determined by Borrower in the ordinary course of preparing Borrower’s consolidated financial statements, netted as provided below;

(d) all obligations of such Person to pay the deferred purchase price of property or services;

(e) except as excluded above, indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned, ground leased or being purchased or ground leased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. (For avoidance of doubt, the declaration or payment of dividends in respect of shares, including preferred shares, shall not be deemed “obligations” for purposes of this definition unless such Person has a Contractual Obligation to pay such dividend.); and

(h) all Guarantees of such Person in respect of any of the foregoing valued as provided in the definition of such term.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The positive and negative values, on any date, of the Swap Contracts of Borrower and Consolidated Subsidiaries shall be netted against each other on an aggregated basis, and the positive and negative values, on any date, of the Swap Contracts of Unconsolidated Subsidiaries shall be netted against each other on an aggregated basis. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets as determined in accordance with GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs less noncontributory and defined benefit pension amounts included as intangible assets.

“Interest Expense” means the sum of (i) all interest expense of Borrower on a consolidated basis as determined in accordance with GAAP (including paid and accrued interest) as shown on Borrower’s consolidated income statement, plus (ii) capitalized interest, plus (iii) Borrower’s Share of interest expense from its Unconsolidated Subsidiaries, all without duplication.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date for such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective date(s) that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date for such Base Rate Loan.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date for such Eurocurrency Rate Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in general use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to ten percent (10%) of the Aggregate Revolving Commitments from time to time. The L/C Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Agent Fee Letter, the Qualified Borrower Guaranty and the Credit Guaranties.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent, the L/C Issuer, Swing Line Lender, or any Lender) executing a Loan Document including, without limitation, each Qualified Borrower and each Guarantor.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.01.

“Mandatory Cost Reference Lender” means Bank of America.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or assets of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means (a) any Subsidiary set forth in Schedule 5.12 and (b) any Subsidiary that, as of the end of any fiscal quarter, generates more than five percent (5%) of the total of the aggregate NOI from all Development Properties, all Stabilized Properties and all Non-Domestic Properties owned or ground leased under a Qualifying Lease by Borrower or Consolidated Subsidiaries, plus Borrower’s Share of NOI from all Development Properties, all Stabilized Properties and all Non-Domestic Properties owned or ground leased under a Qualifying Lease by Unconsolidated Subsidiaries.

“Maturity Date” means (a) in the case of any Revolving Loan, the Revolving Maturity Date and (b) in the case of any Term Loan, the Term Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a governmental entity, and (b) financial covenants given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.

“NOI” means, with respect to any Property for any fiscal quarter, the greater of (A) zero or (B) the Gross Revenues from such Property less (i) usual and customary operating expenses for such Property during such fiscal quarter, (ii) management fees equal to 2% of Gross Revenues for such quarter, and (iii) real estate taxes with respect to such Property during such fiscal quarter.

“Non-Domestic Asset Value” means, as of the end of any fiscal quarter and without duplication: (a) 100% of the cost basis of Non-Domestic Development Properties owned or ground leased under a Qualifying Lease by Borrower or its Consolidated Subsidiaries, plus Borrower’s Share of the cost basis in Non-Domestic Development Properties owned or ground leased under a Qualifying Lease by Unconsolidated Subsidiaries, as of the end of such fiscal quarter; plus (b) the NOI for all Non-Domestic Stabilized Properties owned or ground leased under a Qualifying Lease by Borrower or its Consolidated Subsidiaries (adjusted for property dispositions), as of the end of such fiscal quarter, multiplied by 4 and divided by the Applicable Cap Rate, plus (c) Borrower’s Share of the NOI for all Non-Domestic Stabilized Properties owned or ground leased under a Qualifying Lease by Unconsolidated Subsidiaries (adjusted for property dispositions), as of the end of such fiscal quarter, multiplied by 4 and divided by the Applicable Cap Rate. Non-Domestic Asset Value shall be converted from foreign currencies into Dollars by Borrower in accordance with its customary practices for financial reporting purposes.

“Non-Domestic Development Property” means a self storage facility owned or ground leased under a Qualifying Lease by Borrower or any Subsidiary located outside of the United States or Canada for which a certificate of occupancy or its local equivalent has been issued and that has been operated by Borrower or any Subsidiary (or by another Person for the benefit of Borrower or a Subsidiary) for 36 months or less, unless Borrower designates such Property as a Non-Domestic Stabilized Property.

“Non-Domestic Properties” means the Non-Domestic Development Properties and the Non-Domestic Stabilized Properties.

“Non-Domestic Stabilized Property” means either: (a) a self storage facility owned or ground leased under a Qualifying Lease by Borrower or any Subsidiary located outside of the United States or Canada for which a certificate of occupancy or its local equivalent has been issued and that has been operated by Borrower or any Subsidiary (or by another Person for the benefit of Borrower or a Subsidiary) for more than 36 months; or (b) a Non-Domestic Development Property designated by Borrower as a Non-Domestic Stabilized Property.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to a Loan Party as a general partner of such partnership); provided, however, that personal recourse of a Loan Party for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(v).

“Note” means each Revolving Note and each Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Qualifying Development Property” means an Other Qualifying Property for which a certificate of occupancy has been issued and that has been operated by a Loan Party or a 70% Subsidiary or by another Person for the benefit of a Loan Party or 70% Subsidiary for 30 months or less unless Borrower designates such self storage facility as an Other Qualifying Stabilized Property.

“Other Qualifying Property” means a self storage facility located in the United States or Canada owned or ground leased under a Qualifying Lease by either (A) a Loan Party that is not, directly or indirectly, 100% owned by another Loan Party or (B) a Consolidated Subsidiary that is not a Loan Party and at least 70% of which is owned by a Loan Party (a “70% Subsidiary”) that financed such Consolidated Subsidiary’s acquisition of the facility and that controls such facility. For purposes of the foregoing, a Loan Party is deemed to control a facility if, and only if, it has the unilateral right to compel the sale or refinancing of such facility upon the occurrence of an Event of Default under this Agreement or to avoid the prospective occurrence thereof. A facility that is subject to any Negative Pledge other than a Negative Pledge solely in favor of a Loan Party does not constitute an “Other Qualifying Property.”

“Other Qualifying Stabilized Property” means: (i) an Other Qualifying Property for which a certificate of occupancy has been issued and the facility has been operated by a Loan Party or a 70% Subsidiary or by another Person for the benefit of a Loan Party or a 70% Subsidiary for more than 30 months; and (ii) an Other Qualifying Development Property designated by Borrower as an Other Qualifying Stabilized Property.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document other than Excluded Taxes.

“Outstanding Amount” means (i) with respect to Revolving Loans, Term Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Term Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America located in the applicable interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower, any Qualified Borrower or any ERISA Affiliate or to which Borrower, any Qualified Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Lien” means:

(i) Any Liens in favor of Agent (for the benefit of the Lenders) created by any Loan Document;

(ii) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (A) which are not overdue for a period of more than thirty (30) days or (B) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(iv) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(v) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(vii) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and

(viii) in the case of Controlled Property or Other Qualifying Property, Liens contemplated by the definitions thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or any Qualified Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Property” means: (i) any real or personal property in which Borrower or any of its Subsidiaries now or hereafter holds an ownership or leasehold interest; and (ii) any Controlled Property.

“Qualified Borrower” means a foreign or domestic corporation, limited partnership, limited liability company or other business entity designated in writing to Agent by Borrower in a form of notice acceptable to Agent, duly organized under the laws of its jurisdiction of formation and Controlled by the Borrower, the Indebtedness of which under the Loan Documents can be guaranteed by the Borrower pursuant to the provisions of the Borrower’s Organization Documents.

“Qualified Borrower Guaranty” means the full and unconditional guaranty made by Borrower in favor of Agent and the Lenders, enforceable against Borrower for the payment of any Qualified Borrower’s debt or obligation to the Lenders, substantially in the form of Exhibit G.

“Qualifying Leases” means leases that are legally enforceable, arms-length leasehold estates with terms of not less than 20 years (including extensions thereof at the option of Borrower or the applicable Subsidiary) and are financeable. A lease shall be deemed “financeable” under this definition if and only if such lease provides protections for a potential leasehold mortgagee (“Mortgagee”) which include, among other things (i) that the lease will not be terminated until the Mortgagee has received notice of a default and has had a reasonable opportunity to cure or assume the lease, and fails to do so, (ii) provision for a new lease on the same terms to the Mortgagee as tenant if the lease is terminated for any reason, subject to the Mortgagee’s cure of any defaults under Borrower’s lease, (iii) non-merger of the fee and leasehold estates, (iv) transferability of the tenant’s interest under the lease, without the lessor’s prior consent except for reasonable restrictions based on the satisfaction of certain objective criteria, and (v) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of a leasehold mortgage. Regardless of whether it satisfies clauses (i) through (v) above, a lease of Property located in Europe shall, for purposes of this definition, be deemed “financeable” if it has previously been financed under commercially reasonable terms by an institutional lender.

“Rating Agencies” means, collectively, S&P, Moody’s and Fitch.

“Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty- (30-) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, the Required Revolving Lenders and the Required Term Loan Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Lenders having more than 50% of the Outstanding Amount of the Term Loan; provided that the portion of the Outstanding Amount of the Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any other employee designated (pursuant to authority duly granted by corporate, partnership and/or other action by such Loan Party) by any of the foregoing to act as a Responsible Officer of such Loan Party. Borrower shall provide Agent written notice of any change to the employees designated Responsible Officers, which notice shall be in substantially the form of Exhibit H. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Revolving Loan denominated in an Alternative Currency; (b) each date of a continuation of a Eurocurrency Rate Revolving Loan denominated in an Alternative Currency pursuant to Section 2.02; and (c) such additional dates as the Administrative Agent or the Required Revolving Lenders shall specify provided such revaluations are not more frequent than monthly.

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Revolving Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Lender, the sum of its Dollar Commitment and its Alternative Currency Commitment.

“Revolving Extension Date” has the meaning set forth in Section 2.14(a).

“Revolving Extension Fee” has the meaning set forth in Section 2.09(d).

“Revolving Extension Notice” has the meaning set forth in Section 2.14(a).

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Maturity Date” means February 14, 2008, unless otherwise extended in accordance with Section 2.14(a) or accelerated pursuant to the terms hereof.

“Revolving Note” means a promissory note made by the Borrower or any Qualified Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1 and Exhibit C-1A, respectively.

“Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans and all L/C Obligations.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“70% Subsidiary” has the meaning set forth within the definition of “Other Qualifying Property.”

“Sharing Event” means (i) the occurrence of an Event of Default with respect to Borrower or any Qualified Borrower under Section 8.01(f), (ii) at the election of any Lender, with respect only to its Alternative Currency Commitment, the occurrence of any other Event of Default with respect to Borrower or any Qualified Borrower, or (iii) the acceleration of the Loans pursuant to Article VIII (a Sharing Event under clauses (i) or (iii) being an “Automatic Sharing Event”, and a Sharing Event under clause (ii) being an “Elective Sharing Event”).

“SPC” has the meaning specified in Section 10.06(j).

“Spot Rate” for a currency means the rate quoted by Agent and generally used by Agent for determining the Dollar Equivalent of Alternative Currencies as the spot rate for the purchase by Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stabilized Asset Value” means, as of the end of any fiscal quarter, without duplication, the sum of: (i) NOI for all Stabilized Properties owned or ground leased under a Qualifying Lease by Borrower or its Consolidated Subsidiaries (adjusted for property dispositions), as of the end of such fiscal quarter, multiplied by 4 and divided by the Applicable Cap Rate; plus (ii) Borrower’s Share of NOI for all Stabilized Properties owned or ground leased under a Qualifying Lease by Unconsolidated Subsidiaries (adjusted for property dispositions), as of the end of such fiscal quarter, multiplied by 4 and divided by the Applicable Cap Rate; plus (iii) NOI for all Controlled Stabilized Properties (adjusted for property dispositions), multiplied by 4 and divided by the Applicable Cap Rate except that

(A) the sum of the amount in clause (iii) plus 100% of the cost incurred to date on all Controlled Development Property by the owner thereof may not exceed three percent (3%) of the total Unencumbered Asset Value; and

(B) the sum of the amount in clause (iii) plus 100% of the cost incurred to date on all Controlled Development Property by the owner thereof plus NOI for all Other Qualifying Stabilized Property (adjusted for property dispositions), multiplied by 4 and divided by the Applicable Cap Rate plus 100% of the cost incurred to date on all Other Qualifying Development Property by the owner thereof may not exceed ten percent (10%) of the total Unencumbered Asset Value.

“Stabilized Property” means: (i) a self storage facility owned or ground leased under a Qualifying Lease by Borrower or any Subsidiary, located in the United States or Canada for which a certificate of occupancy has been issued and the facility has been operated by Borrower or any Subsidiary or any Person for the benefit of Borrower or a Subsidiary for more than 30 months; (ii) a Development Property designated by Borrower as a Stabilized Property; and (iii) a Controlled Stabilized Property.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means: (a) with respect to Borrower or any other Loan Party, any Person of which Borrower or such Loan Party directly or indirectly holds 10% or more of any voting class of ownership interest; or (b) with respect to any other Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s), determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to ten percent (10%) of the Aggregate Revolving Commitments from time to time. The Swing Line Sublimit is part of (although uncommitted), and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by Agent to be a suitable replacement) is operating.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Availability Period” means (a) the period from and including the Closing Date to the date that is one Business Day thereafter and (b) if the Aggregate Term Commitments are increased pursuant to Section 2.15, the period from and including the effective date of such increase to the date that is one Business Day thereafter; provided, that the Term Availability Date may be sooner terminated as of the date of termination of the Aggregate Term Commitments pursuant to Section 2.06.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Term Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Term Commitment” means, as to each Lender, its several obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Part (b) of Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Extension Date” has the meaning set forth in Section 2.14(b).

“Term Extension Fee” has the meaning set forth in Section 2.09(e).

“Term Extension Notice” has the meaning set forth in Section 2.14(b).

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Maturity Date” means August 14, 2005, unless otherwise extended in accordance with Section 2.14(b) or accelerated pursuant to the terms hereof.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit C-2.

“Threshold Amount” means Ten Million Dollars ($10,000,000).

“Total Indebtedness” means, with respect to any fiscal quarter, the sum of (a) all Indebtedness of Borrower and the Consolidated Subsidiaries; plus (b) without duplication, Borrower’s Share of the Indebtedness of Unconsolidated Subsidiaries.

“Total Secured Indebtedness” means that portion of Total Indebtedness that is secured by a Lien on real property other than a Permitted Lien.

“Total Unsecured Indebtedness” means that portion of Total Indebtedness other than Total Secured Indebtedness.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unconsolidated Subsidiary” means any Subsidiary of Borrower other than a Consolidated Subsidiary.

“Unencumbered Asset Value” means, as of the end of any fiscal quarter, without duplication, the sum of:

(a) Unencumbered Stabilized NOI during such fiscal quarter (adjusted for property dispositions) multiplied by 4 and divided by the Applicable Cap Rate; plus

(b) the NOI from Controlled Stabilized Properties during such fiscal quarter (adjusted for property dispositions) multiplied by 4 and divided by the Applicable Cap Rate; plus

(c) the NOI from Other Qualifying Stabilized Properties during such fiscal quarter (adjusted for property dispositions) multiplied by 4 and divided by the Applicable Cap Rate; plus

(d) the Development Asset Value with respect to Unencumbered Development Properties; plus

(e) the Development Asset Value with respect to Controlled Development Properties; plus

(f) the Development Asset Value with respect to Other Qualifying Development Properties, plus

(g) the Non-Domestic Asset Value with respect to Unencumbered Non-Domestic Properties; plus

(h) unrestricted cash and Cash Equivalents (excluding tenant deposits); plus

(i) Borrower’s cost basis in its corporate headquarters’ building and land located at 1155 Valley Street, Seattle, Washington so long as it is not subject to a Lien other than a Permitted Lien.

Notwithstanding the foregoing: (i) the amounts added through the foregoing clauses (b), (c), (e) and (f) may not exceed 10% of the total Unencumbered Asset Value; (ii) the amounts added through the foregoing clauses (b) and (e) may not exceed 3% the total Unencumbered Asset Value; (iii) the amounts added through the foregoing clause (g) may not exceed 15% of the total Unencumbered Asset Value; and (iv) the portion of Unencumbered Asset Value attributable to Properties ground leased under a Qualifying Lease may not exceed 5% of the total Unencumbered Asset Value.

“Unencumbered Development Property” means any Development Property that is an Unencumbered Property and is owned by a Loan Party.

“Unencumbered Non-Domestic Property” means any Non-Domestic Property that is an Unencumbered Property and is owned by a Loan Party.

“Unencumbered NOI” means, with respect to any fiscal quarter, without duplication, the sum of: (i) NOI from all Unencumbered Properties owned or ground leased under a Qualifying Lease by Borrower or Consolidated Subsidiaries; plus (ii) Borrower’s Share of NOI for all Unencumbered Properties owned or ground leased under a Qualifying Lease by Unconsolidated Subsidiaries; provided that any Unencumbered NOI generated from any Subsidiary that is not a Loan Party shall be excluded from this calculation.

“Unencumbered Property” means any self storage facility which (A) is 100% owned in fee (or ground leased under a Qualifying Lease) by Borrower or any of its Subsidiaries, (B) is not

subject (nor are any equity interests of the direct or indirect owner of such Property subject) to a Lien that secures Indebtedness of any Person other than a Permitted Lien, and (C) is not subject (nor are any equity interests of the direct or indirect owner of such Property subject) to any Negative Pledge.

“Unencumbered Stabilized NOI” means, with respect to any fiscal quarter, Unencumbered NOI less NOI derived from all Unencumbered Development Property and all Controlled Development Property.

“Unsecured Interest Expense” means that portion of Interest Expense that is payable with respect to Total Unsecured Indebtedness.

“Unfunded Pension Liability” means the excess of a Pension Plan’s vested benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof’ and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) all references to “Borrower’s knowledge” or “the best of Borrower’s knowledge” shall means the actual knowledge of officers or employees who are directly or indirectly responsible for the oversight or administration of this Agreement or any Loan Party’s relationship with the Agent or any Lenders as well as knowledge that such officers or employees would have had or obtained through reasonable internal controls of the affairs of Borrower and its Subsidiaries.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) Borrower shall not be required to revise information previously delivered to Agent or Lenders to reflect such change, (ii) such ratio or requirement shall thereafter continue to be computed in accordance with GAAP prior to such change therein and (iii) Borrower shall, with respect to calculations made after the change, provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made with and without giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Exchange Rates; Currency Equivalents.

(a) The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent, which determination shall be conclusive in the absence of manifest error.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Revolving Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Revolving Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Agent, which determination shall be conclusive in the absence of manifest error.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans and Term Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower and to Qualified Borrowers in Dollars or in one or more Alternative Currencies (provided (i) such Alternative Currency is readily available to such Lenders and is freely transferable and convertible to Dollars, (ii) Reuters (or any successor thereto) reports a Eurocurrency Base Rate for such Alternative Currency relating to the applicable Interest Period, and (iii) Borrower shall then have a Debt Rating from S&P of BBB- or higher and from Moody’s of Baa3 or higher) from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, the Dollar Equivalent of (i) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the aggregate Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and (iv) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies of any Lender shall not exceed such Lender’s Applicable Percentage of the Alternative Currency Sublimit. Notwithstanding any other provision of this Agreement to the contrary, each Borrowing denominated in Dollars shall be deemed to use the Dollar Commitments to the extent the Dollar Sublimit would not be exceeded thereby, and to use the Alternative Currency Commitments if such Alternative Currency Commitments are available in the event that the Dollar Commitments would be so exceeded. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such loan, a “Term Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Term Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Term Commitment; provided, however, that after giving effect to any Term Borrowing, the aggregate Outstanding Amount of the Term Loans of any Lender shall not exceed such Lender’s Term Commitment. Within the limits of each Lender’s Term Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b) and prepay under Section 2.05. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon Borrower’s irrevocable notice (on Borrower’s own behalf or on behalf of the applicable Qualified Borrower) to Agent which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in Dollars shall be (i) in the case of a Eurocurrency Rate Revolving Loan be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (ii) in the case of a Eurocurrency Rate Term Loan be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Borrowing of, conversion to or continuation of Eurocurrency Rate Revolving Loans in Alternative Currencies shall be in a principal Dollar Equivalent amount of or approximating $5,000,000 or any amount in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrowing being requested is a Revolving Borrowing, a Term Borrowing, a conversion of Revolving Loans from one Type to the other, a conversion of Term Loans from one Type to the other, a continuation of Eurocurrency Rate Revolving Loans, or a continuation of Eurocurrency Rate Term Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) if such Borrowing is to be made by a Qualified Borrower, the identity of the Qualified Borrower, and (vii) in the case of Loan Notices requesting a Revolving Borrowing, the currency of the Revolving Loans to be borrowed; provided, however, that if as of the date of any Loan Notice requesting a Revolving Borrowing, there are Swing Line Loans and/or L/C Borrowings outstanding, the Borrower shall be deemed to have requested that a portion of the requested Revolving Loans in a principal amount equal to the outstanding principal amount of such Swing Line Loans and L/C Borrowings be denominated in Dollars. If Borrower fails to specify a currency in a Loan Notice requesting a Revolving Borrowing, then the Revolving Loans so requested shall be made in Dollars. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Revolving Loans shall be continued as Eurocurrency Rate Revolving Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans and any continuation of Eurocurrency Rate Revolving Loans provided for in the preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Revolving Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, Agent shall promptly notify each Lender of the contents thereof and the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than Dollars, in each case as described in subsection (a) above. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Agent in Same Day Funds at Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing in Dollars is given by Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders. During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Revolving Loans denominated in an Alternative Currency be prepaid on the last day of the then current Interest Period with respect thereto. During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen Interest Periods in effect with respect to Revolving Loans and not more than four Interest Periods in effect with respect to Term Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit denominated in Dollars for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Dollar Equivalent of (x) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of

Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, that have been returned and cancelled, or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur more than one year after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer in effect generally with respect to letters of credit issued by the L/C Issuer;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender and the Letter of Credit to be issued.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof, (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Borrower shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may require in accordance with its usual and customary business practices.

(ii) Promptly after receipt of any L/C Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Agent a true and complete copy of such Letter of Credit or amendment. On a quarterly basis, the L/C Issuer shall notify Agent, and Agent shall notify each Lender, of such Lender’s Applicable Percentage of the L/C Obligations outstanding.

(iv) If Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Agent that the Required Revolving Lenders have elected not to permit such extension, or (2) from Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Agent thereof. Borrower shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing. Such payment shall be due not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”). If Borrower does not reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount. Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC/ Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Agent.

(ii) If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders, Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement nor shall it constitute a waiver of any claims Borrower may have against L/C Issuer for L/C Issuer’s gross negligence or willful misconduct.

None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of Agent, if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations to be cash collateralized, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent and the L/C Issuer (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Agent.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) L/C Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage a L/C fee (the “L/C Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each standby Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are non-refundable.

(k) Conflict With Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to consider in its sole and absolute discretion making loans in Dollars (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Dollar Equivalent of the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, the Dollar Equivalent of (i) the Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. The Swing Line is a discretionary, uncommitted facility and Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrower which notice may be given by Swing Line Lender before or after Borrower requests a Swing Line Loan hereunder. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Unless the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless (x) the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, or (y) the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds. Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder other than notifying Agent of a Swing Line Loan Notice.

(c) Refinancing of Swing Line Loans.

(i) Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. Swing Line Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to Agent in immediately available funds for the account of Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount. Agent shall remit the funds so received to Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. A certificate of Swing Line Lender submitted to any Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by Swing Line Lender.

(ii) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Agent will make such demand upon the request of Swing Line Lender. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of Applicable Percentage shall be solely for the account of Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

2.05 Prepayments.

(a) Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars and four Business Days prior to any date of prepayment of Eurocurrency Rate Revolving Loans denominated in Alternative Currencies, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Revolving Loans in Alternative Currencies shall be in a principal Dollar Equivalent amount of or approximating $5,000,000 or any amount in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) whether the Loan to be prepaid is a Revolving Loan or a Term Loan, (ii) the date and amount of such prepayment and (iii) the Type(s) of Loans to be prepaid. Agent will promptly notify each Lender of its receipt of each such notice and of the contents thereof, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans or Term Loans of Lenders, as applicable, in accordance with their respective Applicable Percentages.

(b) Borrower may, upon notice to Swing Line Lender (with a copy to Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Swing Line Lender and Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) (i) If for any reason the Dollar Equivalent of the Revolving Outstandings at any time exceeds the Aggregate Revolving Commitments then in effect, Borrower shall immediately prepay (and cause the applicable Qualified Borrowers to prepay) Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans, if required under this Section, the Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii) If for any reason the Dollar Equivalent of the Revolving Outstandings denominated in Alternative Currencies at any time exceeds the Alternative Currency Sublimit then in effect, Borrower shall immediately prepay (and cause the applicable Qualified Borrowers to prepay) Revolving Loans in an aggregate amount equal to such excess. Unless Agent changes its generally applicable policy regarding revaluation of Revolving Loans denominated in Alternative Currency, in determining the Dollar Equivalent of Revolving Outstandings on any given Revaluation Date, only those Alternate Currency Revolving Loans whose Interest Periods end on such Revaluation Date shall be revalued.

(iii) The Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d) If for any reason the Dollar Equivalent of the aggregate Outstanding Amounts of the Term Loans at any time exceeds the Aggregate Term Commitments, the Borrower shall immediately prepay Term Loans in an aggregate amount equal to such excess.

2.06 Termination or Reduction of Commitments.

(a) Borrower may at any time and from time to time, upon notice to Agent, terminate all or any part of the Dollar Commitments or the Alternative Currency Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Equivalent of the Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) Borrower shall not terminate or reduce the Alternative Currency Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Equivalent of Revolving Outstandings denominated in Alternative Currencies would exceed the Alternative Currency Commitments. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b) Borrower may, upon notice to Agent, terminate the Aggregate Term Commitments, or from time to time permanently reduce the Aggregate Term Commitments;

provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Aggregate Term Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Term Outstandings would exceed the Aggregate Term Commitments. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Term Commitments. Any reduction of Aggregate Term Commitments shall be applied to the Term Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Term Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Borrower shall repay to Lenders on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Borrower shall repay to Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date three Business Days after such Loan is made and (ii) the Revolving Maturity Date.

(c) Borrower shall repay to Lenders on the Term Maturity Date the aggregate principal amount of Term Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower or Qualified Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrower or Qualified Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (f) of Section 2.03:

(a) Facility Fee. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Facility Fee Rate set forth below times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Dollar Equivalent of the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Revolving Availability Period (and thereafter so long as any Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Debt Rating during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Facility Fee Rate separately for each period during such quarter that such Applicable Facility Fee Rate was in effect.

Debt Rating (bps)	Applicable Facility Fee Rate (bps)
≥ A3/A-	15
Baa1/BBB+	20
Baa2/BBB	20
Baa3/BBB-	20
< Baa3/BBB-	35

Initially, the Applicable Facility Fee Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(viii). Thereafter, each change in the Applicable Facility Fee Rate resulting from a publicly announced change in the Debt Rating shall be effective, on the first day following the effective date of such change.

(b) Agent’s Fees. Borrower shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in the letter agreement, dated December 1, 2004 (the “Agent Fee Letter”), between Borrower and Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c) Arrangement and Upfront Fees. On the Closing Date, Borrower shall pay the arrangement fees and the upfront fees set forth in, and in accordance with, the Agent Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(d) Revolving Extension Fee. If Borrower elects to extend the term of the Loan in accordance with Section 2.14(a), Borrower shall pay to Agent, for the account of each Lender in proportion to its Applicable Percentage, a fee (a “Revolving Extension Fee”) in an amount equal to 0.20% of the Aggregate Revolving Commitments, without giving effect to any simultaneous increase therein under Section 2.15. The Revolving Extension Fee shall be paid by Borrower on or before the Revolving Extension Date.

(e) Term Extension Fee. If Borrower elects to extend the term of the Loan in accordance with Section 2.14(b), Borrower shall pay to Agent, for the account of each Lender in proportion to its Applicable Percentage, a fee (a “Term Extension Fee”) in an amount equal to 0.15% of the Aggregate Term Commitments as of the Closing Date. The Term Extension Fee shall be paid by Borrower on or before the Term Extension Date.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations in accordance with the terms of the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Revolving Note, which shall evidence such Lender’s Revolving Loans in addition to such accounts or records, and a Term Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Upon the request of any Lender made through Agent, each Qualified Borrower shall execute and deliver to such Lender (through Agent) a Revolving Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Notes and its Term Note and endorse thereon, as applicable, the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agent’s Clawback.

(a) (i) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Loans denominated in an Alternative Currency, all payments by Borrower or Qualified Borrower, as the case may be, hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower or Qualified Borrower, as the case may be, hereunder with respect to principal and interest on Revolving Loans denominated in an Alternative Currency shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Agent on the dates specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent (i) after 12:00 noon, in the case of payments in Dollars, or (ii) later than the Applicable Time specified by the Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower or Qualified Borrower, as the case may be, shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain, or cause or the applicable Qualified Borrower to maintain, on deposit in an ordinary checking account maintained by Borrower or the applicable Qualified Borrower with Agent (as any such account shall be designated by Borrower or the applicable Qualified Borrower in a written notice to Agent from time to time, a “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby, for itself and each Qualified Borrower, authorizes Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the applicable Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower or Qualified Borrower maintained at Agent. Agent agrees to provide written notice to Borrower or the applicable Qualified Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrower and Qualified Borrowers based on their Applicable Percentage for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents, together with such interest thereon as the excess would have earned if not so deducted.

(b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower or applicable Qualified Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent in Same Day Funds, then the applicable Lender severally agrees to pay, and Borrower severally agrees to pay, or cause the applicable Qualified Borrower to pay, to Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to Borrower or such Qualified Borrower, as the case may be, to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the applicable Overnight Rate from time to time in effect, plus 1/2 of 1%. Any payment required of Borrower under the preceding sentence shall be due not later than three days from Borrower’s receipt of Agent’s demand therefor. If Borrower or the applicable Qualified Borrower and such Lender shall pay such corresponding amount and/or interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower or such Qualified Borrower, as the case may be, the amount so paid by Borrower or such Qualified Borrower for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Revolving Loan or Term Loan, as the case may be, included in such Borrowing. Any payment by Borrower or such Qualified Borrower shall be without prejudice to any claim Borrower or such Qualified Borrower may have against a Lender that shall have failed to make such payment to Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders, the Swing Line Lender or the L/C Issuer hereunder that Borrower or

Qualified Borrower, as the case may be, will not make such payment, Agent may assume that Borrower or Qualified Borrower, as the case may be, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders, the Swing Line Lender or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower or Qualified Borrower, as the case may be, has not in fact made such payment in Same Day Funds, then each of Lenders, the Swing Line Lender or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, the Swing Line Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the applicable Overnight Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or Borrower or Qualified Borrower, as the case may be, with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower or the Qualified Borrower, as the case may be, by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower or any Qualified Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrower, any Qualified Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Extension of Maturity Date.

(a) Borrower may extend the Revolving Maturity Date for a period of one year upon the following terms and conditions: (i) delivery by Borrower of a written notice to Agent (the “Revolving Extension Notice”) on or before a date that is not earlier than 120 days prior to, nor later than 30 days prior to the original Revolving Maturity Date, which Revolving Extension Notice the Agent shall promptly deliver to the Lenders; (ii) no Default or Event of Default shall have occurred and be continuing both on the date Borrower delivers the Revolving Extension Notice and on the original Revolving Maturity Date (the “Revolving Extension Date”), and (iii) Borrower shall pay the Revolving Extension Fee to Agent, for the account of each Lender in proportion to its Applicable Percentage, on or before the Revolving Extension Date. Borrower’s delivery of the Revolving Extension Notice shall be irrevocable.

(b) Borrower may extend the Term Maturity Date for a period of one year upon the following terms and conditions: (i) delivery by Borrower of a written notice to Agent (the “Term Extension Notice”) on or before a date that is not earlier than 120 days prior to, nor later than 30 days prior to the original Term Maturity Date, which Term Extension Notice the Agent shall promptly deliver to the Lenders; (ii) no Default or Event of Default shall have occurred and be continuing both on the date Borrower delivers the Term Extension Notice and on the original Term Maturity Date (the “Term Extension Date”), and (iii) Borrower shall pay the Term Extension Fee to Agent, for the account of each Lender in proportion to its Applicable Percentage, on or before the Term Extension Date. Borrower’s delivery of the Term Extension Notice shall be irrevocable.

2.15 Increase in Commitments.

(a) Provided there exists no continuing Default or Event of Default, upon notice to Agent (which shall promptly notify the Lenders), (i) Borrower may on a one-time basis prior to the third anniversary of the Closing Date, request an increase in the Aggregate Revolving Commitments, and (ii) Borrower may on a one-time basis on the date, if any, that Borrower delivers to Agent the Term Extension Notice, request an increase in the Aggregate Term Commitments; provided, that the requested increase(s) in the Commitments may not exceed $200,000,000 in the aggregate. At the time of sending a notice under this Section 2.15(a), Borrower (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify Agent within such time period whether or not it agrees to increase its Revolving Commitment and/or Term Commitment, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its applicable Commitment. Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.

(b) If the Aggregate Commitments are increased in accordance with this Section 2.15, Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Increase Effective Date shall be determined so as to minimize amounts payable by Borrower under Section 3.05 pursuant to the last sentence of this section and to take into account the applicable Maturity Date. Agent shall promptly notify Borrower and Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, Borrower shall deliver to Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and, (ii) in the case of the Borrower, including a Compliance Certificate demonstrating pro forma compliance with Section 7.12 after giving effect to such increase, and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date and no Default or Event of Default exists. Borrower shall deliver new or amended Term Notes and/or Revolving Notes, as applicable, reflecting the increased (or new) Commitment of any Lender holding or requesting a Note. Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes therein resulting from such increase. Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.15.

(c) This Section 2.15 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Credit Guaranties. All obligations of Borrower under this Agreement, each of the Notes and all other Loan Documents shall be unconditionally and jointly and severally guaranteed by the Guarantors pursuant to the Credit Guaranties.

2.17 Provisions Regarding Alternative Currency Loans.

(a) Upon the occurrence of an Automatic Sharing Event, automatically (and without the taking of any action), or upon the occurrence of an Elective Sharing Event, upon three (3) Business Days’ notice from the applicable Lender to the Agent and Borrower, (x) all then outstanding Eurocurrency Rate Revolving Loans of such Lender denominated in an Alternative Currency shall be automatically converted into Base Rate Revolving Loans denominated in Dollars (in an amount equal to the Dollar Equivalent amount of the aggregate principal amount of the applicable Eurocurrency Rate Revolving Loans on the date such Automatic Sharing Event first occurred or on the date of notice from the applicable Lender if an Elective Sharing Event occurs, which Revolving Loans denominated in Dollars (i) shall thereafter continue to be deemed to be Base Rate Revolving Loans and (ii) unless the Sharing Event resulted solely from a termination of the Revolving Commitments, shall be immediately due and payable on the date set forth above) and (y) unless the Sharing Event resulted solely from a termination of the Revolving Commitments, all accrued and unpaid interest and other amounts owing with respect to such Revolving Loans shall be immediately due and payable in Dollars, taking the Dollar Equivalent of such accrued and unpaid interest and other amounts.

(b) Upon the occurrence of an Elective Sharing Event, and after giving effect to any elective conversion pursuant to Section 2.17(a), each applicable Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Revolving Loans outstanding to Borrower in such amounts so that each Lender shall have a share of such outstanding Revolving Loans then owing by Borrower equal to its Applicable Percentage of the Aggregate Revolving Commitments (although if because of fluctuations in currency exchange rates any Lender would be required to purchase such participations after giving effect to which such Lender’s allocated share of all Revolving Loans and L/C Obligations (including participations therein purchased pursuant to this Section 2.17) would exceed the Dollar Equivalent amount of such Lender’s Revolving Commitment, then such participations shall be in an amount after giving effect to which such Lender’s allocated share of all Revolving Loans and L/C Obligations (including participations therein purchased pursuant to this Section 2.17) would equal the Dollar Equivalent amount of such Lender’s Revolving Commitment). Upon the occurrence of an Automatic Sharing Event, and after giving effect to the automatic conversion pursuant to Section 2.17(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Revolving Loans outstanding to Borrower in such amounts so that each Lender shall have a share of such outstanding Revolving Loans then owing by Borrower equal to its Applicable Percentage of the Aggregate Commitments (although if because of fluctuations in currency exchange rates any Lender would be required to purchase such participations after giving effect to which such Lender’s allocated share of all Loans and L/C Obligations (including participations therein purchased pursuant to this Section 2.17) would exceed the Dollar Equivalent amount of such Lender’s Commitment, then such participations shall be in an amount after giving effect to which such Lender’s allocated share of all Loans and L/C Obligations (including participations therein purchased pursuant to this Section 2.17) would equal the Dollar Equivalent amount of such Lender’s Commitment). Upon any occurrence of a Sharing Event, the Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by Borrower pursuant to this Section 2.17(b) in respect of such accrued but unpaid interest); provided, in the event that an Automatic Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Agent (in immediately available funds in Dollars) the net amounts as specified by the Agent. The Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Revolving Loans (through the Agent) will deliver to each Lender (through the Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above. As used in this Section 2.17, “Applicable Percentage of the Aggregate Commitments” means, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which shall be the amount of such Lender’s Commitment at such time and the denominator of which shall be the Aggregate Commitments at such time.

(c) Upon the occurrence of an Automatic Sharing Event or an Elective Sharing Event with respect to the applicable electing Lenders (i) no further Loans denominated in an Alternative Currency shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Rate Revolving Loans initially denominated in an Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Eurocurrency Rate Revolving Loans had originally been made in Dollars and shall be distributed by the relevant Lenders (or their Affiliates) to the Agent for the account of the Lenders which made such Revolving Loans or are participating therein and (iii) the Revolving Commitments of the Lenders shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interest in any Revolving Loans upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(d) If any amount required to be paid by any Lender pursuant to Section 2.17(b) is not paid to the Agent within one (1) Business Day following the date upon which such Lender receives notice from the Agent of the amount of its participations required to be purchased pursuant to said Section 2.17(b), such Lender shall also pay to the Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.17(b) is not in fact made available to the Agent within five (5) Business Days following the date upon which such Lender receives notice from the Agent as to the amount of participations required to be purchased by it, the Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Revolving Loans hereunder.

(e) A certificate of the Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section 2.17 shall be paid to the Agent for the account of the relevant Lenders; provided that, if the Agent (in its sole discretion) has elected to fund on behalf of such Lender the amounts owing to such Lenders, then the amounts shall be paid to the Agent for its own account.

(f) Whenever, at any time after the relevant Lenders have received from any Lenders purchases of participations in any Revolving Loans pursuant to this Section 2.17, the Lenders receive any payment on account thereof, such Lenders will distribute to the Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders are required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(g) Each Lender’s obligation to purchase participating interests pursuant to this Section 2.17 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (d) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Lender or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.17, increased Taxes may be owing by the Borrower pursuant to Section 3.01, which Taxes shall be paid (to the extent provided in Section 3.01) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.17.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by Borrower or any Qualified Borrower to or on account of any obligation of Borrower or any Qualified Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower or any Qualified Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower or any Qualified Borrower shall make such deductions, and (iii) Borrower or any Qualified Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower or Qualified Borrower. Without limiting the provisions of subsection (a) above, Borrower or any Qualified Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Qualified Borrower to a Governmental Authority, Borrower or any Qualified Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower or any Qualified Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower or any Qualified Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Agent, any Lender, Swing Line Lender or the L/C Issuer receives, as it determines, in its sole but good faith discretion, a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower or any Qualified Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower or the applicable Qualified Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or such Qualified Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender, the Swing Line Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent, such Lender, the Swing Line Lender or the L/C Issuer, agrees to repay, and cause any Qualified Borrower to repay, the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender, the Swing Line Lender or the L/C Issuer in the event Agent, such Lender, the Swing Line Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent, any Lender, the Swing Line Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it reasonably and in good faith deems confidential) to the Borrower, any Qualified Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency (the “Applicable Currency”)), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to Borrower through Agent (a “Suspension Notice”), any obligation of such Lender to make or continue Eurocurrency Rate Loans in the Applicable Currency or, if the Applicable Currency is Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of any such Suspension Notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay all Eurocurrency Rate Loans of such Lender that are not denominated in Dollars and convert to Base Rate Loans all Eurocurrency Rate Loans of such Lender that are denominated in Dollars, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. (a) If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits in the relevant currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (iii) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) If any Mandatory Cost Reference Lender’s Commitment shall terminate (otherwise than on termination of the Aggregate Commitments), or for any reason whatsoever any Mandatory Cost Reference Lender shall cease to be a Lender hereunder, such Mandatory Cost Reference Lender shall thereupon cease to be a Mandatory Cost Reference Lender, and, when necessary, the Mandatory Cost Rate shall be determined on the basis of the rates as notified by the remaining Mandatory Cost Reference Lenders in accordance with Schedule 1.01.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount in respect of a Eurocurrency Rate Loan or Letter of Credit) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the Change in Law, the date thereof, the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and the manner in which such amount was calculated and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Such certificate shall also include a statement to the effect that such compensation for additional costs incurred or reduction suffered reflects a good faith and non-discriminatory allocation to this Agreement.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower or Qualified Borrower, as the case may be, (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

(c) any failure by the Borrower or Qualified Borrower, as the case may be, to make payment of any Revolving Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13.

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Revolving Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Revolving Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Affected Lender.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender is not able, within ninety (90) days after its notice to Borrower under Section 3.02, to eliminate the need for the notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and the Aggregate Term Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the Qualified Borrower Guaranty, and the Credit Guaranty executed by each of the Material Subsidiaries determined sufficient in number for distribution to Agent, each Lender and Borrower;

(ii) a Revolving Note and Term Note executed by Borrower and any Qualified Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) the current Debt Ratings;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) a duly completed Compliance Certificate as of September 30, 2004, signed by a Responsible Officer of Borrower;

(x) consolidated pro forma balance sheet of Borrower and its Subsidiaries, related consolidated pro forma statements of income and cash flows of Borrower and its Subsidiaries, and pro forma covenant projections, each covering the period from the date of this Agreement through March 31, 2008, and showing on a quarterly basis that, after giving effect to the Loans, Borrower will be in pro forma compliance with all of the terms and provisions of the covenants in Sections 6.12 and 7.06; and

(xi) such other assurances, certificates, documents, consents or opinions as Agent, the L/C Issuer, Swing Line Lender or the Required Lenders reasonably may require.

(b) All due diligence with respect to the Borrower shall have been completed and shall have been satisfactory to the Agent and the Lenders in their sole discretion.

(c) Any fees required to be paid on or before the Closing Date shall have been paid.

(d) Unless waived by Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

(e) The commitments under the Existing Revolving Loan Agreement shall be terminated and all amounts owing thereunder shall be paid in full with proceeds of the initial Credit Extension. Each party hereto that is also a party to the Existing Revolving Loan Agreement hereby waives any requirement under the Existing Revolving Loan Agreement of advance notice for any such termination or payment.

(f) The commitments under the Existing Term Loan Agreement shall be terminated and all amounts owing thereunder shall be paid in full with proceeds of the initial Credit Extension. Each party hereto that is also a party to the Existing Term Loan Agreement hereby waives any requirement under the Existing Term Loan Agreement of advance notice for any such termination or payment.

(g) The Closing Date shall have occurred on or before February 26, 2005.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Agent and, if applicable, the L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the event that such Request for Credit Extension relates to a Revolving Loan to be made to a Qualified Borrower, Agent shall have received a Revolving Note by such Qualified Borrower for the account of each Lender requesting a Note, if not previously delivered, satisfying the requirements of Section 2.11(a).

(e) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance With Laws. Each Loan Party and, to the best of Borrower’s knowledge, each Material Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or, to Borrower’s knowledge, any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Law. Each Loan Party and, to Borrower’s knowledge, each Material Subsidiary is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person by any Loan Party is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, in each case, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles, regardless of whether enforcement is sought in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, all in accordance with GAAP.

(b) The unaudited consolidated balance sheet of Borrower and its Subsidiaries dated September 30, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of Borrower and its Subsidiaries and the related consolidated pro forma statements of income and cash flows of Borrower and its Subsidiaries were calculated in accordance with GAAP; and the pro forma covenant projections furnished to Agent by or on behalf of Borrower pursuant to Section 4.01(a)(x) were prepared and furnished to Agent in good faith and were based on estimates and assumptions that were believed by the management of the Borrower to be reasonable in light of then current and foreseeable business conditions of the Borrower and represented the Borrower’s management’s good faith estimate of the projected financial performance of the Borrower and its Subsidiaries based on the information available to the management of the Borrower at the time so furnished.

(e) Any consolidated forecasted balance sheet and statements of income and cash flows of Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to Borrower’s knowledge, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower, any Qualified Borrower or, to Borrower’s knowledge, any Material Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby; or (b) except as specifically disclosed in Schedule 5.06 or in another written notice provided from time to time by Borrower to Agent, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Material Subsidiary thereof, of the matters described on Schedule 5.06; or (c) except as specifically disclosed in Schedule 5.06 as supplemented with the written consent of Agent and Required Lenders, are reasonably likely to be determined adversely to Borrower or any Material Subsidiary and that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor, to Borrower’s knowledge, any Material Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each Loan Party and, to Borrower’s knowledge, each Material Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. Each Loan Party and, to Borrower’s knowledge, each Material Subsidiary conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Taxes. Each Loan Party and, to Borrower’s knowledge, each Material Subsidiary has filed all material Federal, state and other tax returns and reports required to be filed, and has paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or, to Borrower’s knowledge, any Material Subsidiary that could, if made, be reasonably expected to have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is entitled, under IRS Announcement 2001-77 (or any successor guidance), to rely on the favorable opinion or advisory letter issued by the IRS to the prototype or volume submitter plan sponsor of such Plan; and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification so as to result in a Material Adverse Effect. Borrower, each Qualified Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except in any such case as could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect.

(c) (i) Except as could not reasonably be expected to have a Material Adverse Effect: no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any Qualified Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any Qualified Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any Qualified Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA.

5.12 Subsidiaries. As of the Closing Date, Borrower has no Material Subsidiaries other than those specifically disclosed in Schedule 5.12. All of the outstanding Equity Interests in such Material Subsidiaries, in the amounts specified in Schedule 5.12, have been validly issued, are fully paid and nonassessable and, with respect to Loan Parties, are free and clear of all Liens.

5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No Qualified Borrower is engaged, and Borrower will cause such Qualified Borrower to not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of Borrower, any Qualified Borrower, any Person Controlling Borrower, any Person Controlling any Qualified Borrower or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or, to Borrower’s knowledge, any Material Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (including, without limitation, Borrower’s disclosure of developments concerning the Euro 140,000,000 Senior Credit Agreement, dated May 26, 2003, as amended, between First Shurgard SPRL, Societe Generale, et al, as posted on the Platform). No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance With Laws. Each Loan Party and, to Borrower’s knowledge, each Material Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that Borrower may be unable to comply with Section 4.04 of Sarbanes-Oxley for the fiscal year ended December 31, 2004.

5.16 Intellectual Property; Licenses, Etc. Each Loan Party and, to Borrower’s knowledge, each Material Subsidiary owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or, to Borrower’s knowledge, any Material Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 REIT Status. Borrower is qualified as a “real estate investment trust” under the Code.

5.18 Unencumbered Properties. As of the date hereof, each Property listed on Schedule 5.18 as an Unencumbered Property, a Controlled Property or an Other Qualifying Property satisfies each characteristic in the applicable definition thereof. All of the information set forth on Schedule 5.18 is true and correct in all material respects.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each Loan Party and each Material Subsidiary to:

6.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail satisfactory to Agent and the Required Lenders (except to the extent that, in the case of the financial statements referred to in Section 6.01(a), Borrower’s accountants require a different form):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) On or before April 1 of each year an annual cash flow income statement budget for such year prepared by Borrower.

6.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and within ninety (90) days after the end of each fiscal year of Borrower, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and within ninety (90) days after the end of each fiscal year of Borrower, a statement of Unencumbered Properties, Controlled Properties, and Other Qualifying Properties;

(c) to the extent permitted by applicable Law, promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, if requested by Agent or a Lender, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

(e) promptly after the furnishing thereof, if requested by Agent or a Lender, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Material Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or after Borrower has knowledge of the receipt thereof by any Subsidiary, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency regulating the issuance or trading of securities in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary;

(g) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Consolidated Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Consolidated Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Consolidated Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Agent shall promptly deliver to Lenders a copy of each such notice. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge prior to delinquency, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary or, if not paid, would not reasonably be expected to have a Material Adverse Effect; or (b) if unpaid, would, at delinquency, not by law become a Lien upon its property prohibited by Section 6.13 or Section 7.01.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of a size comparable to the business of Borrower and its Subsidiaries, taken as a whole, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons taking into account prevailing market conditions and the availability of such insurance, and providing for not less than fifteen (15) days’ prior notice to Agent of termination, lapse or cancellation of such insurance. Without limiting the generality of the foregoing, Borrower shall also comply with the following requirements:

(a)	Property Insurance. Borrower will keep the Property insured as follows:

(i) against property damage or loss by such risks as are covered by an “all risk” replacement cost policy including earthquake if available at a commercially reasonable cost in an amount not less than the Full Insurable Value of the improvements and personal property, with a deductible or self-insured retention amount not to exceed a reasonable amount;

(ii) business interruption/rent loss insurance in an amount equal to six months pro forma stabilized rent for all perils for the Property;

(iii) against any damage or loss by flood if the Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereof as an area within a 100 year flood plain or having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, modified, supplemented or replaced from time to time, as may be available under such Acts;

(iv) against damage or loss from (i) sprinkler system leakage and (ii) boilers, boiler tanks, heating and air conditioning equipment, pressure vessels, auxiliary piping and similar apparatus, if applicable;

(v) during the period of any construction or replacement of improvements to the Property, for losses insured under an “all risk” replacement cost completed value builder’s risk coverage form of insurance policy. The policy providing such coverage shall contain the “permission to occupy upon completion of work or occupancy” provision; and

(vi) with an insurance policy that bears a Lenders’ loss payable endorsement to the extent of Lenders’ interest in the insurance proceeds payable under the policy;

provided, that notwithstanding the foregoing, with respect to any Property located in Europe, Borrower will keep such Property insured under commercially reasonable terms as required by an institutional lender that has previously financed, or is currently financing, such Property.

(b)	Liability Insurance. Borrower shall procure and maintain:

(i) commercial general liability insurance covering Borrower, Agent and Lenders against claims for bodily injury or death or property damage occurring in, upon or about the Property or resulting from or involving the Property, in standard form, which insurance shall include blanket contractual liability coverage (but such coverage or the amount thereof shall in no way limit the indemnification set forth in Section 10.04); and

(ii) during the period of any construction, restoration or replacement of improvements to the Property, Borrower shall insure against loss from damage or injury caused by such construction, restoration or replacement with additional coverage by obtaining (1) commercial public liability insurance (including coverage for elevators and escalators, if any) on an “occurrence and in the aggregate basis,” for personal injury claims, including, without limitation, bodily injury, death or property damage occurring in, upon, or about the improvements being constructed, restored or replaced, such insurance to afford immediate minimum protection with a commercially reasonable limit with respect to personal injury or death to any one or more persons or damage to property; and (2) worker’s compensation insurance (including employer’s liability insurance if requested by Agent) for all employees of Borrower engaged in construction on or with respect to the Property and improvements to the Property in such amounts as are established by law or otherwise are reasonable under the circumstances.

(c) Title Insurance. Borrower shall maintain one or more owner’s title insurance policies with an aggregate coverage amount of not less than a prudent amount in accordance with industry practice insuring Borrower’s or each Consolidated Subsidiary’s fee simple interest, as the case may be, in all of their real property other than real property in Europe, with respect to which Borrower or Borrower’s Consolidated Subsidiaries shall take such steps as are customary in the local market to ensure good title to such real property.

(d) Certain Terms of Policy. All insurance required under this Section 6.07 shall provide that the same shall not lapse or be terminated or cancelled without at least fifteen (15) days’ prior written notice to Agent. The policies required under Section 6.07(a) shall contain a minimum of 80% of value coinsurance clause or a “stipulated value” or “agreed amount” provision.

(e) Evidence of Payment. Borrower will deliver to Agent receipts evidencing payment of all premiums thereon. Upon renewal of any of the insurance policies required by this Section 6.07, Borrower shall, upon Agent’s request therefor, cause to be provided to Agent a copy of such renewal policy or, at Agent’s option, a certificate of renewal for such policy.

(f) Approval Not Warranty. No approval by Agent or any Lender of any insurer shall be construed to be a representation, certification or warranty of its solvency and no approval by Agent or any Lender as to the amount, type or form of any insurance shall be construed to be a representation, certification or warranty of its sufficiency.

6.08 Compliance With Laws. Comply in all material respects with the requirements of all Laws, including without limitation Environmental Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

(a) In all material respects, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and

(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. (a) Use the proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit for working capital, for acquisition and development activity, to refinance existing and future indebtedness, and for general corporate purposes not in contravention of any Law or any Loan Documents; and (b) use the proceeds of the Term Loans to refinance amounts outstanding under the Existing Term Loan Agreement and to reduce amounts outstanding under the Existing Revolving Loan Agreement.

6.12 Financial Covenants.

(a) Leverage Ratio. Except as set forth below, maintain, as of the end of each fiscal quarter, a ratio of Total Indebtedness to Gross Asset Value less than or equal to .55 to 1.0. Notwithstanding the above, twice prior to the Revolving Maturity Date such ratio may exceed 0.55 to 1.0 in connection with (and as a result of) a material acquisition or merger by the Borrower or any Subsidiary; provided that (i) at no time shall such ratio exceed 0.60 to 1.0, (ii) such ratio shall only be in excess of 0.55 to 1.0 for up to two consecutive fiscal quarters following such material acquisition or merger, and (iii) the two exceptions allowed hereunder may not be used consecutively (i.e. if such ratio exceeds 0.55 due to a material acquisition or merger, such ratio must be less than 0.55 to 1.0 for at least one fiscal quarter before the second exception can be used).

(b) Secured Debt. Maintain, as of the end of each fiscal quarter, a ratio of Total Secured Indebtedness to Gross Asset Value that does not exceed 0.35 to 1.0.

(c) Fixed Charge Coverage Ratio. Maintain a ratio of Consolidated EBITDA to Fixed Charges, for the then most recently completed fiscal quarter, of at least 1.75:1.0.

(d) Consolidated Tangible Net Worth. Maintain, as of the end of each fiscal quarter, Consolidated Tangible Net Worth of at least $726,493,000 plus 90% of net proceeds from any equity securities issued (including common stock, preferred stock and operating partnership units) after September 30, 2004.

(e) Ratio of Unencumbered NOI to Unsecured Interest Expense. Maintain a ratio of (i) the sum of Unencumbered NOI plus NOI from Controlled Properties and Other Qualifying Properties to (ii) Unsecured Interest Expense, for the then most recently completed fiscal quarter, of at least 2.0:1.

(f) Unencumbered Asset Leverage. Maintain, as of the end of each fiscal quarter, a ratio of Total Unsecured Indebtedness to Unencumbered Asset Value that does not exceed 0.55:1.

6.13 No Liens, Etc. Prevent any Unencumbered Property, any Controlled Property and any Other Qualifying Property that is necessary to comply with the provisions of Sections 6.12(e) and (f) from ceasing to constitute, as the case may be, an Unencumbered Property, a Controlled Property and an Other Qualifying Property as defined herein.

6.14 Additional Guarantors. Notify Agent at the time that any Person becomes a Material Subsidiary, and promptly thereafter (and in any event within 60 days), unless specifically prohibited from doing so by reason of any contractual obligation or restriction (including, without limitation, obligations and restrictions contained in the documents evidencing, governing or otherwise providing the terms of any Indebtedness), applicable law or refusal to consent by a co-owner of such Person, cause such Person to (a) become a Guarantor by executing and delivering to Agent a counterpart of the Credit Guaranty or such other document as Agent shall reasonably deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Agent. A Subsidiary that executes and delivers a counterpart to the Credit Guaranty in accordance with this Section 6.14 shall become a “Guarantor” even if it is not a Material Subsidiary.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any other Loan Party or any Material Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (i) Permitted Liens and (ii) Liens on real property provided that Borrower is in compliance with Section 6.12(b) both immediately before and immediately after the attachment of such Lien.

7.02 Investments. Make any Investments, except:

(a) Investments in storage or storage-related businesses subject to the limits in Sections 7.02(e);

(b) Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(c) advances to officers, directors and employees of Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(e) (i) Investments made in unimproved land in the United States and Canada not exceeding 5% of Gross Asset Value in any fiscal quarter; (ii) Investments made in construction in progress not exceeding 10% of Gross Asset Value in any fiscal quarter, and (iii) Investments made in unconsolidated joint ventures (including cash and property valued at book value) not exceeding 10% of Gross Asset Value in any fiscal quarter; provided, that the aggregate Investments made pursuant to the foregoing clauses (i)-(iii) shall not exceed 20% of Gross Asset Value in any fiscal quarter.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents; or

(b) Any other Indebtedness provided that, after giving effect to such Indebtedness, Borrower is in compliance with all its obligations under this Agreement including the financial covenants set forth in Section 6.12.

7.04 Fundamental Changes. (A) In the case of a Loan Party: (i) liquidate, dissolve or enter into any joint venture, partnership or other combination (other than any joint venture, partnership or other combination established in connection with such Loan Party’s operation of its self storage business); (ii) Dispose of (whether in one transaction or a series of transactions) a portion of its business or assets that constitutes a substantial portion of the business or assets of all Loan Parties; or (iii) enter into any merger or consolidation unless such Loan Party is the surviving entity and such merger or consolidation does not result in or constitute a Change of Control; and (B) in the case of a Material Subsidiary other than a Loan Party, (i) liquidate, dissolve or enter into any joint venture, partnership or other combination (other than any joint venture, partnership or other combination established in connection with such Material

Subsidiary’s operation of its self storage business); (ii) Dispose of (whether in one transaction or a series of transactions) all or any substantial portion of its business or assets; or (iii) enter into any merger or consolidation unless such Material Subsidiary merges into a Loan Party or another Material Subsidiary or such Material Subsidiary is the surviving entity if any of the foregoing actions in clause (B) would have a Material Adverse Effect.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition for other than fair market value on an arms-length basis, except:

(a) Dispositions expressly permitted by Section 7.08;

(b) Dispositions of obsolete or worn out personal property, whether now owned or hereafter acquired, in the ordinary course of business; and

(c) Dispositions of inventory in the ordinary course of business.

7.06 Restricted Payments. Make Restricted Payments that cause the Restricted Payment Ratio, as of the end of any fiscal quarter, to exceed 0.95:1; provided, that once prior to the Revolving Maturity Date for up to four consecutive quarters, the Restricted Payment Ratio may exceed 0.95:1 but in no event shall such ratio exceed 1.05:1; provided, further, that notwithstanding the foregoing and notwithstanding the occurrence and continuance of a Default, Borrower may make the minimum amount of Restricted Payments necessary to remain a qualified “real estate investment trust” under the Code. As used in this Section 7.06, “Restricted Payment Ratio” means, as of any date of determination, the ratio of Restricted Payments paid in the immediately preceding four quarter period to the Funds From Operations of Borrower on a consolidated basis, for such four quarter period.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions With Affiliates. Purchase, acquire or lease any property from, or sell, transfer or lease any property to, or lend or advance any money to, or borrow any money from, or guarantee any obligation of, or acquire any stock, obligations or securities of, or enter into any merger or consolidation agreement, or any management or similar agreement with, any Affiliate, or enter into any other transaction or arrangement or make any payment to (including, without limitation, on account of any management fees, service fees, office charges, consulting fees, technical services charges or tax sharing charges) or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate on terms other than fair and reasonable terms substantially as favorable to Borrower or such Loan Party or Material Subsidiary as would be obtainable by Borrower or such Loan Party or Material Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or those approved from time to time by a majority of Borrower’s independent directors. In addition, Borrower shall not, and shall cause each other Loan Party not to, transfer any material portion of its property to any Affiliate other than another Loan Party.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Loan Party to make Restricted Payments to another Loan Party or to otherwise transfer property to another Loan Party, (ii) of any Loan Party to Guarantee the Indebtedness of Borrower, or (iii) of Loan Party to create, incur, assume or suffer to exist Liens on property of such Loan Party; or (b) requires the grant of a Lien to secure an obligation of such Loan Party if a Lien is granted to secure another obligation of such Loan Party.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Non-Domestic Asset Value. Permit Non-Domestic Asset Value to exceed 45% of Gross Asset Value as of the end of any fiscal quarter.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or any amount owing under Section 2.12(b)(i); (ii) within three days after notice that the same is due and unpaid, any interest on any Loan or on any L/C Obligation, any fee due hereunder; or (iii) within five days after notice that the same is due and unpaid, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.10, 6.11, 6.12 or 6.14 or Article VII; or Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 or 6.02 and such failure continues for 15 days after notice thereof or any default or event of default occurs (after the passing of any applicable cure period) under any other Loan Document; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof or any default or event of default occurs (after the passing of any applicable cure period) under any other Loan Document; provided, that Borrower’s inability to comply with Section 4.04 of Sarbanes-Oxley for the fiscal year ended December 31, 2004 shall not constitute an Event of Default hereunder so long as no enforcement action has been commenced against Borrower by any Governmental Authority as a result of such non-compliance; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made and, if such representation or warranty is capable of being made accurate and complete, Borrower or such other Loan Party fails to make such representation or warranty accurate and complete within 7 days after written notice thereof from Agent; or

(e) Cross-Default.

(i) Any Loan Party or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount in respect of Recourse Debt or $50,000,000 in respect of Non- Recourse Debt, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, notwithstanding the foregoing and for the avoidance of doubt, that no Default or Event of Default shall have occurred under this Agreement until the giving of any required notice and the expiration of any applicable grace period contained in any agreement, condition or instrument relating to any such Indebtedness or Guarantee; or

(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower, any Qualified Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower, any Qualified Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower, such Qualified Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, notwithstanding the foregoing and for the avoidance of doubt, that no Default or Event of Default shall have occurred under this Agreement until the giving of any required notice and the expiration of any applicable grace period contained in any Swap Contract; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.

(i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or

(ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.

(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or is likely to result in liability of Borrower or any Qualified Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or

(ii) Borrower, any Qualified Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Change of Control; Stock Not Listed. There occurs any Change of Control with respect to Borrower or Borrower’s common stock shall not be listed on the New York Stock Exchange; or

(l) Condemnation. A substantial portion of the properties of Borrower and/or any Guarantor shall be condemned, seized or appropriated and such action could reasonably be expected to have a Material Adverse Effect; or

(m) REIT. Borrower shall cease to be qualified as, a “real estate investment trust” under the Code or to be entitled to receive the tax benefits resulting from such qualification.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower for itself and on behalf of any Qualified Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer

(including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, or distributed, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(d) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01), or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrower, a Lender or the L/C Issuer. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.04 Reliance by Administrative Agent. Subject to Section 10.02(e), Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. For gross negligence or willful misconduct, as determined by all the Lenders (excluding for such determination Administrative Agent in its capacity as a Lender), Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to Administrative Agent and Borrower. Such removal shall take effect thirty (30) Business Days following the Administrative Agent’s receipt of notice of its removal whether or not a successor Administrative Agent has been appointed in accordance with the provisions of this Section 9.06.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender (including the Swing Line Lender) or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Credit Guaranty Matters. Each Lender and the L/C Issuer hereby irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under its Credit Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent’s authority to release any Guarantor from its obligations under its Credit Guaranty pursuant to this Section 9.10.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a)(iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or L/C Fees at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g) amend the definition of “Alternative Currency”;

(h) release all or substantially all of the value of the Credit Guaranty, except in accordance with the terms of any Loan Document, without the written consent of each Lender; or

(i) release Borrower, in whole or in part, from the Qualified Borrower Guaranty or any other Obligations under the Loan Documents, except in accordance with the terms of any Loan Document without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; (iv) Section 10.06(j) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, any Qualified Borrower, Agent, the L/C Issuer or Swing Line Lender, to the address, telecopier number, or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b) Electronic Communications. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, Agent, the L/C Issuer and Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Agent, the L/C Issuer and Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent, L/C Issuer and Lenders. Agent, the L/C Issuer, and Lenders (including the Swing Line Lender) shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower except to the extent of such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. Borrower shall indemnify Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for a willful breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such

Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount without limiting the Borrower’s obligation to do so, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof (or the Dollar Equivalent amount thereof) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void); or (iv) to an SPC in accordance with the provisions of subsection (j) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment must be approved by Agent, the L/C Issuer, Swing Line Lender and, unless an Event of Default exists, Borrower) such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is an Affiliate of the assigning Lender or is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire, a copy of which shall be provided to Borrower.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided Borrower was given prompt notice that the Participant had become a Participant and such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Deemed Consent of Borrower. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.06(b)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(i) Resignation as L/C Issuer or Swing Line Lender. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer, and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(j) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder and nothing in this Section 10.06(j) shall operate to release the Granting Lender from any of its obligations or liability hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or is of a type or is given in a manner such that Agent, Lender or L/C Issuer should reasonably understand to be proprietary or confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is not able, within ninety (90) days after its notice to Borrower under Section 3.02, to eliminate the need for the notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WASHINGTON SITTING IN KING COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF WASHINGTON, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH WASHINGTON STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND BORROWER HEREBY IRREVOCABLY WAIVES FOR EACH QUALIFIED BORROWER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS, AND BORROWER IRREVOCABLY CONSENTS FOR EACH QUALIFIED BORROWER, TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 (OTHER THAN BY TELECOPIER). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO OR ANY QUALIFIED BORROWER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND BORROWER HEREBY IRREVOCABLY WAIVES FOR EACH QUALIFIED BORROWER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO, AND BORROWER FOR EACH QUALIFIED BORROWER, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from them to Agent or Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent of any sum adjudged to be so due in the Judgment Currency, Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent in such currency, Agent agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19 Release of Credit Guaranties. Agent and Lenders agree, upon Borrower’s written request and satisfaction of the condition stated herein, to terminate the Credit Guaranty of any Guarantor that: (a) ceased to be a Subsidiary of Borrower as a result of Borrower’s sale of its ownership interest in such Guarantor (or, in the case of a Guarantor that is an indirect Subsidiary of Borrower, the sale of such ownership interest by the Borrower Subsidiary that directly owns such Guarantor); or (b) wishes to obtain financing for one or more of its Properties and is required by the prospective lender to obtain a termination of such Guarantor’s Credit Guaranty. Agent’s and Lender’s obligation to terminate a Credit Guaranty under this Section 10.19 is subject to Borrower’s delivery to Agent of a certificate from a Responsible Officer showing on a pro forma basis that, upon giving effect to the request termination, Borrower will be in compliance with all its obligations under Section 6.12. Notwithstanding the foregoing, Agent and Lenders shall not be obligated to terminate any Credit Guaranty during the existence of a Default or Event of Default.

10.20 Oral Agreements Not Enforceable. ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, Issuer and Swing Line Lender

By:
Name:
Title:

CITICORP NORTH AMERICA, INC., as a Lender

By:
Name:
Title:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND, as a Lender

By:
Name:
Title:

KBC BANK, N.V. as a Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

SUNTRUST BANK, as a Lender

By:
Name:
Title:

MALAYAN BANKING BERHAD, as a Lender

By:
Name:
Title:

SOCIETE GENERALE, as a Lender

By:
Name:
Title:

BANK HAPOALIM B.M., as a Lender

By:
Name:
Title:

FIRST COMMERCIAL BANK, LOS ANGELES BRANCH, as a Lender

By:
Name:
Title:

SCHEDULE 1.01

MANDATORY COST RATE

The Mandatory Cost Rate is an addition to the interest rate on a Loan to compensate a Lender for the cost attributable to such Loan resulting from the imposition from time to time under the Bank of England Act 1998 (the “Act”) and/or by the Bank of England and/or the Financial Services Authority (the “FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing deposits or Special Deposits (whether interest-bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund such a Loan.

The Mandatory Cost Rate will be the percentage rate per annum (or the arithmetical average of the percentage rates where there is more than one Mandatory Cost Reference Lender supplying the same) determined by the Administrative Agent (rounded upward to the next 1/1000th of 1%) as the rate resulting from the application (as appropriate) of the following formulae:

(a) in relation to Loans or other unpaid amounts denominated in Sterling:

XL + S(L - D) + F x 0.01

100 – (X + S)

(b) in relation to Loans or other unpaid amounts denominated in any currency other than Sterling:

F x 0.01

where, in each case, on the day of application of the formula:

X is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Mandatory Cost Reference Lender is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L is the Eurocurrency Base Rate applicable to such Loan;

F is the rate of charge payable by such Mandatory Cost Reference Lender to the FSA pursuant to paragraphs 2.02 or 2.03 (as the case may be) of the Fees Regulations (but for this purpose the figure at paragraph 2.02b or 2.03b (as the case may be) shall be deemed to be zero) and expressed in pounds per £1 million of the Fee Base of such Mandatory Cost Reference Lender;

S is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which such Mandatory Cost Reference Lender is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D is the percentage rate per annum payable by the Bank of England to such Mandatory Cost Reference Lender on Special Deposits. (X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

Schedule 1.01 — 1

The Mandatory Cost Rate for any Interest Period shall be calculated at or about 11:00 a.m. (London time) on the first day of such Interest Period for the duration of such Interest Period.

The determination of the Mandatory Cost Rate in relation to any Interest Period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

If there is any change in circumstance (including the imposition of alternative or additional requirements, including capital adequacy requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent shall promptly notify the Borrower and the Lenders thereof and (following consultation with the Required Lenders) shall be entitled to vary the same with the prior written consent of the Borrower, which shall not be unreasonably withheld. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in a notice from the Administrative Agent to the Borrower and the Lenders.

For the purposes of this Schedule:

The terms “Eligible Liabilities” and “Special Deposits” shall bear the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

“Fee Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

“Fees Regulations” means, as appropriate, either:

(a) the Banking Supervision (Fees) Regulations 1999; or

(b) such other law or regulations as from time to time may be in force, relating to the payment of fees for banking supervision.

Schedule 1.01 — 2

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Part (a). Revolving Commitment

Lender	Commitment (U.S. Dollar)	Applicable Percentage	Alternative Currency Commitment	Applicable Percentage of Alternative Currency Commitment	Dollar Commitment
Bank of America, N.A.	$18,000,000.00	10.285714286%	$20,500,000.00	11.714285714%	$38,500,000.00
Citicorp North America, Inc.	$14,500,000.00	8.285714286%	$17,000,000.00	9.714285714%	$31,500,000.00
Commerzbank AG New York and Grand Cayman Branches	$14,500,000.00	8.285714286%	$17,000,000.00	9.714285714%	$31,500,000.00
LaSalle Bank National Association	$14,500,000.00	8.285714286%	$17,000,000.00	9.714285714%	$31,500,000.00
KeyBank National Association	$14,500,000.00	8.285714286%	$17,000,000.00	9.714285714%	$31,500,000.00
The Bank of Nova Scotia	$12,750,000.00	7.285714286%	$15,250,000.00	8.714285714%	$28,000,000.00
The Royal Bank of Scotland	$12,750,000.00	7.285714286%	$15,250,000.00	8.714285714%	$28,000,000.00
KBC Bank, N.V.	$12,250,000.00	7.000000000%	$12,250,000.00	7.000000000%	$24,500,000.00
PNC Bank, National Association	$12,250,000.00	7.000000000%	$12,250,000.00	7.000000000%	$24,500,000.00
U.S. Bank National Association	$10,500,000.00	6.000000000%	$10,500,000.00	6.000000000%	$21,000,000.00
SunTrust Bank	$10,500,000.00	6.000000000%	$10,500,000.00	6.000000000%	$21,000,000.00
Malayan Banking Berhad	$10,500,000.00	6.000000000%	$0	0.000000000%	$10,500,000.00
Societe Generale	$5,250,000.00	3.000000000%	$5,250,000.00	3.000000000%	$10,500,000.00
Bank Hapoalim B.M.	$5,250,000.00	3.000000000%	$5,250,000.00	3.000000000%	$10,500,000.00
First Commercial Bank, Los Angeles Branch	$7,000,000.00	4.000000000%	$0	0.000000000%	$7,000,000.00
Total	$175,000,000	100.000000000%	$175,000,000.00	100.000000000%	$350,000,000.00

Schedule 2.01 — 1

Part (b). Term Commitment

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$16,500,000.00	11.000000000%
Citicorp North America, Inc.	$13,500,000.00	9.000000000%
Commerzbank AG New York and Grand Cayman Branches	$13,500,000.00	9.000000000%
LaSalle Bank National Association	$13,500,000.00	9.000000000%
KeyBank National Association	$13,500,000.00	9.000000000%
The Bank of Nova Scotia	$12,000,000.00	8.000000000%
The Royal Bank of Scotland	$12,000,000.00	8.000000000%
KBC Bank, N.V.	$10,500,000.00	7.000000000%
PNC Bank, National Association	$10,500,000.00	7.000000000%
U.S. Bank National Association	$9,000,000.00	6.000000000%
SunTrust Bank	$9,000,000.00	6.000000000%
Malayan Banking Berhad	$4,500,000.00	3.000000000%
Societe Generale	$4,500,000.00	3.000000000%
Bank Hapoalim B.M.	$4,500,000.00	3.000000000%
First Commercial Bank, Los Angeles Branch	$3,000,000.00	2.000000000%
Total	$150,000,000.00	100.000000000%

Schedule 2.01 — 2

SCHEDULE 2.03

EXISTING LETTERS OF CREDIT

SBLC outstanding as of 1-24-05

SBLC #:	Current O/S:	Expiration Date:	Beneficiary:
3042078	$34,268.25	12/19/05	Jefferson County, Golden, CO.
3049452	$1,280,000.00	07/01/05	Zurich American Insurance Company
3051746	$45,000.00	10/06/05	Wells Fargo Bank Minnesota N.A. as Trustee for the registered holders of GE Capital Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2002-3.
3062095	$9,775.00	03/17/06	Board of County Commissioners of the County of Douglas, Castle Rock, CO.
3063380	$663,800.00	06/01/05	Town of Carmel, Mahopac, NY
3071648	$574,816.00	11/14/05	Greater Orlando Aviation Authority
Total:	$2,607,659.25

Schedule 2.03 — 1

SCHEDULE 5.06

LITIGATION

Matters described in Section 5.06(a): NONE

Matters described in Section 5.06(b): The following matters are disclosed pursuant to Section 5.06(b):

A. Scura et al. v. Shurgard Storage Centers, Inc. On November 6, 2002 Shurgard was served with a complaint filed in federal court in Northern California alleging violations of both federal and state wage and hour laws relating to overtime compensation. The complaint specifically alleges that we required our hourly store employees to perform work before and after their scheduled work times and failed to pay overtime compensation for work performed before and after hours and during meal periods. The lawsuit seeks collective action status and seeks damages, injunctive relief and a declaratory judgment against us under the federal Fair Labor Standards Act and California statutory wage and hour laws and laws relating to unlawful and unfair business practices. We have retained Perkins Coie to represent us and have answered the complaint. The court approved the plaintiff’s motion that notices be mailed to the potential class of plaintiffs, allowing them to opt into the litigation. Notices were sent to 2338 former and current employees. 366 former and current employees have “opted in” to the purported class. The California putative class is approximately 553 current and former managers and managers-in-training who worked in Shurgard’s California facilities since October 1998. A Memorandum of Understanding regarding settlement of this case has been entered into by both parties. A settlement agreement is expected to be signed and presented to the court for approval in February 2005. The proposed settlement amount for all plaintiffs is a total of $2.75 million.

B. Gary Drake et al v. Shurgard Storage Centers, Inc. et al (Case No. 02CC00152). On June 17, 2002, an action was filed in the Superior Court of California for Orange County. The action alleges that we misrepresent the size of its storage units, seeks class action status and seeks damages, injunctive and declaratory relief against us under various California statutes and case law relating to consumer protection, unfair competition, fraud and deceit and negligent misrepresentation. We do not currently believe that the outcome of this litigation will have a material adverse effect on our financial position or results of operations. However, we cannot presently determine the potential total damages, if any, or the ultimate outcome of the litigation. We intend to vigorously defend this. Shurgard has made significant strides in the company’s favor. The potential class action is confined solely to California customers, though no class has been certified yet. The judge granted Shurgard’s motion for a protective order, substantially limiting the number of documents Shurgard might have to produce. On June 6, 2003, the judge granted Shurgard’s motion to dismiss the entire case, but gave the plaintiff leave to file an amended complaint within 20 days. Plaintiff filed a Third

Schedule 5.06 — 1

Amended Complaint on June 26, 2003. In September the case was moved to another judge and all pending motions and conferences were continued pending re-assignment. A new judge has been assigned; this judge is hearing a similar case against Public Storage. Shurgard, Public Storage and Storage USA entered into a Joint Defense Agreement since all three cases were moved to one judge. The Court ruled on the defense’s Motion for Summary Judgment against the defense stating the standard for measuring was a question of fact to be decided by a jury. Counsel believes the next step for Plaintiffs will be an attempt to certify the class. Plaintiffs filed a motion for preliminary injunction (hoping to make Shurgard stop marketing and lease presentations as currently used) and Shurgard filed another Summary Judgment motion. The Court denied both parties’ motions. Discovery continues. Attorney fees are estimated through trial of an additional $350,000. All insurance companies have denied coverage. This denial of coverage is being evaluated by counsel.

C. David Gross v. Shurgard Storage Centers, Inc., Charles K. Barbo, and Harrell L. Beck. Case No. CV05-0098. On January 19, 2005, David Gross filed a class action suit in federal court (Western District of Washington) against Shurgard, Mr. Barbo, and Mr. Beck for alleged violation of federal securities law. Mr. Gross claims Shurgard issued and/or failed to correct false and misleading financial statements and press releases which Mr. Gross alleges led to the artificial inflation of Shurgard stock. The suit seeks class action status and unspecified damages including attorneys’ fees and costs. We do not believe currently that the outcome of this litigation will have a material adverse effect on our financial position or results from operations. At this time, however, we cannot determine potential total damages, if any, or the final outcome of the litigation. We will vigorously defend this. We do not believe the claims in the lawsuit have any merit. We have D&O coverage in this matter, and have selected DLA Piper Rudnick Gray Cary to serve as outside counsel. The Company has received notice that two law firms have launched investigations into the Company’s ERISA-controlled employee benefit plans related to these same claims.

Matters described in Section 5.06(c): NONE

Schedule 5.06 — 2

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE

Schedule 5.09 — 1

SCHEDULE 5.12

MATERIAL SUBSIDIARIES

NAME	OWNERSHIP
Shurgard Texas Limited Partnership	Shurgard Storage Centers, Inc. (1%) SSC Evergreen, Inc (99%)

Shurgard Self Storage SCA	SSC Benelux Inc. (87.23%)
Owners Not Affiliated with Shurgard (12.67%):
Fremont SE (G.P.) II Ventures, LLC
Fremont SE (G.P.) Ventures, LLC

Shurgard/Morningstar Storage	Shurgard Storage Centers, Inc (74%)
Centers, LLC	Owners Not Affiliated with Shurgard (26%):
16 Individuals and Entities

Schedule 5.12 — 1

SCHEDULE 5.18

UNENCUMBERED PROPERTIES

SHURGARD STORAGE CENTERS INC

UNENCUMBERED ASSET VALUE STORE POOL

PER CREDIT AGREEMENT DATED FEB 14, 2005

FOR THE QUARTER ENDED SEPTEMBER 30, 2004

STORE	ENTITY	STATUS
Borrower
Tempe	001-030-03001	Unencumbered Property
Scottsdale North	001-030-03002	Unencumbered Property
Dobson Ranch	001-030-03004	Unencumbered Property
Scottsdale Air Park	001-030-03005	Unencumbered Property
Shea	001-030-03006	Unencumbered Property
Union Hills	001-030-03014	Unencumbered Property
Speedway	001-030-03016	Unencumbered Property
Mill Avenue	001-030-03018	Unencumbered Property
Cooper Road	001-030-03022	Unencumbered Property
Desert Sky	001-030-03023	Unencumbered Property
Tanque Verde Road	001-030-03024	Unencumbered Property
Oro Valley	001-030-03025	Unencumbered Property
Sunnyvale	001-030-05001	Unencumbered Property
El Cerito	001-030-05002	Unencumbered Property
Westwood	001-030-05003	Unencumbered Property
El Cajon	001-030-05004	Unencumbered Property
Santa Ana	001-030-05005	Unencumbered Property
Culver City	001-030-05006	Unencumbered Property
Solana Beach	001-030-05007	Unencumbered Property (Qualifying Lease)
Huntington Beach	001-030-05008	Unencumbered Property
Ontario	001-030-05009	Unencumbered Property
Orange	001-030-05010	Unencumbered Property
Castro Valley	001-030-05012	Unencumbered Property
Newark	001-030-05013	Unencumbered Property
Sacramento	001-030-05014	Unencumbered Property
San Leandro	001-030-05015	Unencumbered Property
San Lorenzo	001-030-05016	Unencumbered Property
Tracy	001-030-05017	Unencumbered Property
Aliso Viejo	001-030-05019	Unencumbered Property
Alicia Parkway	001-030-05023	Unencumbered Property
Rohnert Park	001-030-05028	Unencumbered Property
Oakley	001-030-05031	Unencumbered Property
Livermore	001-030-05032	Unencumbered Property
Sand City (Monterey)	001-030-05033	Unencumbered Property
Tracy II	001-030-05034	Unencumbered Property
San Francisco Evans	001-030-05035	Unencumbered Property

Schedule 5.18 — 1

Daly City	001-030-05036	Unencumbered Property
Sacramento Northgate (Natomas)	001-030-05037	Unencumbered Property
Lakewood	001-030-06001	Unencumbered Property
Kipling & Hampden	001-030-06002	Unencumbered Property
Margate	001-030-10001	Unencumbered Property
Delray Beach	001-030-10002	Unencumbered Property
Lauderhill	001-030-10003	Unencumbered Property
Morgan Falls	001-030-11001	Unencumbered Property
Norcross	001-030-11002	Unencumbered Property
Stone Mountain	001-030-11003	Unencumbered Property
Tucker	001-030-11004	Unencumbered Property
Clairmont Road	001-030-11006	Unencumbered Property
Gwinnett Place	001-030-11008	Unencumbered Property
Perimeter Center	001-030-11009	Unencumbered Property
Peachtree Industrial Blvd.	001-030-11011	Unencumbered Property
Satellite Blvd	001-030-11012	Unencumbered Property
Roswell	001-030-11015	Unencumbered Property
Oak Forest	001-030-14001	Unencumbered Property
Hillside	001-030-14004	Unencumbered Property
Bolingbrook	001-030-14005	Unencumbered Property
Wheaton	001-030-14012	Unencumbered Property
Lincolnwood	001-030-14013	Unencumbered Property
Niles	001-030-14014	Unencumbered Property
Berwyn	001-030-14015	Unencumbered Property
Chicago Heights	001-030-14016	Unencumbered Property
River West	001-030-14017	Unencumbered Property
Fullerton	001-030-14018	Unencumbered Property
Glenview West	001-030-14019	Unencumbered Property
Carmel	001-030-15001	Unencumbered Property
Georgetown	001-030-15002	Unencumbered Property
Fishers	001-030-15005	Unencumbered Property
Glendale	001-030-15007	Unencumbered Property
College Park	001-030-15008	Unencumbered Property
Castleton	001-030-15009	Unencumbered Property
Geist	001-030-15015	Unencumbered Property
East 62nd Street	001-030-15016	Unencumbered Property
Clinton	001-030-20002	Unencumbered Property
Suitland	001-030-20004	Unencumbered Property
Gaithersburg	001-030-20005	Unencumbered Property
Germantown	001-030-20006	Unencumbered Property
Briggs Chaney	001-030-20007	Unencumbered Property
Oxon Hill	001-030-20008	Unencumbered Property
Frederick Road	001-030-20009	Unencumbered Property
Reisterstown	001-030-20011	Unencumbered Property
Madison Heights	001-030-23002	Unencumbered Property
Ann Arbor	001-030-23003	Unencumbered Property
Canton	001-030-23004	Unencumbered Property
Fraser	001-030-23005	Unencumbered Property

Schedule 5.18 — 2

Livonia	001-030-23006	Unencumbered Property
Sterling Heights	001-030-23007	Unencumbered Property
Warren	001-030-23008	Unencumbered Property
Rochester	001-030-23009	Unencumbered Property
Taylor	001-030-23010	Unencumbered Property
Jackson	001-030-23013	Unencumbered Property
Plymouth	001-030-23015	Unencumbered Property
Troy Satellite	001-030-23017	Unencumbered Property
Rochester Hills	001-030-23018	Unencumbered Property
Auburn Hills	001-030-23020	Unencumbered Property
Flint South	001-030-23021	Unencumbered Property
Troy—Maple	001-030-23022	Unencumbered Property
Old Bridge	001-030-31001	Unencumbered Property
Marlboro	001-030-31003	Unencumbered Property
Voorhees	001-030-31004	Unencumbered Property
Dover/Rockaway	001-030-31005	Unencumbered Property
Marlton	001-030-31006	Unencumbered Property
West Patterson	001-030-31007	Unencumbered Property
Yonkers	001-030-33001	Unencumbered Property
Van Dam Street	001-030-33002	Unencumbered Property
Gold Street	001-030-33004	Unencumbered Property
Utica Avenue	001-030-33005	Unencumbered Property
Melville	001-030-33013	Unencumbered Property
Capital Boulevard	001-030-34002	Unencumbered Property
Cary	001-030-34003	Unencumbered Property
Garner	001-030-34004	Unencumbered Property
Morrisville	001-030-34005	Unencumbered Property
Glenwood	001-030-34006	Unencumbered Property
Allen Boulevard	001-030-38002	Unencumbered Property
Gresham	001-030-38004	Unencumbered Property
Hillsboro	001-030-38005	Unencumbered Property
Airport	001-030-39001	Unencumbered Property
Oxford Valley	001-030-39006	Unencumbered Property
Valley Forge	001-030-39007	Unencumbered Property
Burke	001-030-47001	Unencumbered Property
Midlothian Turnpike	001-030-47002	Unencumbered Property
South Military Highway	001-030-47003	Unencumbered Property
Newport News North	001-030-47004	Unencumbered Property
Chesapeake	001-030-47005	Unencumbered Property
Leesburg	001-030-47006	Unencumbered Property
Virginia Beach Blvd.	001-030-47007	Unencumbered Property
Bayside	001-030-47008	Unencumbered Property
Dale City	001-030-47009	Unencumbered Property
Gainesville	001-030-47010	Unencumbered Property
Charlottesville	001-030-47011	Unencumbered Property
Laskin Road	001-030-47017	Unencumbered Property
Holland Road	001-030-47018	Unencumbered Property
Princess Anne Road	001-030-47019	Unencumbered Property

Schedule 5.18 — 3

Cedar Road	001-030-47020	Unencumbered Property
Crater Road	001-030-47021	Unencumbered Property
Temple	001-030-47022	Unencumbered Property
Jefferson Davis Hwy	001-030-47023	Unencumbered Property
Burke Centre	001-030-47028	Unencumbered Property
Burke Centre Bus Park	001-030-47029	Unencumbered Property
Fordson	001-030-47030	Unencumbered Property
Fullerton	001-030-47031	Unencumbered Property
Telegraph	001-030-47032	Unencumbered Property
Bellingham	001-030-48001	Unencumbered Property
Highland Hills	001-030-48003	Unencumbered Property
Edmonds	001-030-48004	Unencumbered Property
Totem Lake	001-030-48005	Unencumbered Property
Woodinville	001-030-48006	Unencumbered Property
Burien	001-030-48007	Unencumbered Property
Burien II	001-030-48009	Unencumbered Property
Southcenter	001-030-48010	Unencumbered Property
Canyon Road Puyallup	001-030-48011	Unencumbered Property
South Hill	001-030-48012	Unencumbered Property
Kennydale	001-030-48014	Unencumbered Property
Bellefield	001-030-48015	Unencumbered Property
Factoria Square	001-030-48016	Unencumbered Property
Auburn	001-030-48017	Unencumbered Property
East Bremerton	001-030-48018	Unencumbered Property
Port Orchard	001-030-48019	Unencumbered Property
Everett	001-030-48023	Unencumbered Property
West Seattle	001-030-48024	Unencumbered Property
Salmon Creek	001-030-48025	Unencumbered Property
Bremerton	001-030-48026	Unencumbered Property
Kent	001-030-48027	Unencumbered Property
Lacey	001-030-48028	Unencumbered Property
Lynnwood	001-030-48029	Unencumbered Property
Spokane	001-030-48030	Unencumbered Property
W. Olympia	001-030-48031	Unencumbered Property
Parkland	001-030-48032	Unencumbered Property
Queen Anne/Magnolia	001-030-48035	Unencumbered Property
Lakewood 512	001-030-48036	Unencumbered Property
Lake Union	001-030-48038	Unencumbered Property
Bellevue	001-030-48039	Unencumbered Property
Gig Harbor	001-030-48040	Unencumbered Property
Ballinger Way	001-030-48087	Unencumbered Property

Capitol Hill Partners
Capitol Hill	100-030-48001	Unencumbered Property

SSC Property Holdings
Scottsdale South	010-030-03001	Unencumbered Property
Phoenix	010-030-03002	Unencumbered Property

Schedule 5.18 — 4

Chandler	010-030-03003	Unencumbered Property
Phoenix East	010-030-03004	Unencumbered Property
Mesa	010-030-03005	Unencumbered Property
Union City	010-030-05003	Unencumbered Property
La Habra	010-030-05004	Unencumbered Property
Palo Alto	010-030-05005	Unencumbered Property
Kearney - Balboa	010-030-05006	Unencumbered Property
South San Francisco	010-030-05007	Unencumbered Property
Mountain View	010-030-05009	Unencumbered Property
Tamarac	010-030-06001	Unencumbered Property
Windermere	010-030-06002	Unencumbered Property
Thornton	010-030-06003	Unencumbered Property
Northglenn	010-030-06004	Unencumbered Property
Oakland Park	010-030-10001	Unencumbered Property
Seminole	010-030-10002	Unencumbered Property
Military Trail	010-030-10003	Unencumbered Property
Blue Heron	010-030-10004	Unencumbered Property
Dolton	010-030-14001	Unencumbered Property
Lombard	010-030-14002	Unencumbered Property
Rolling Meadows	010-030-14003	Unencumbered Property
Schaumburg	010-030-14004	Unencumbered Property
Bridgeview	010-030-14005	Unencumbered Property
Willowbrook	010-030-14006	Unencumbered Property
Lisle	010-030-14007	Unencumbered Property
Alsip	010-030-14008	Unencumbered Property
Crofton	010-030-20002	Unencumbered Property
Laurel	010-030-20003	Unencumbered Property
Lansing	010-030-23002	Unencumbered Property
Southfield	010-030-23003	Unencumbered Property
Troy - Oakland Mall	010-030-23004	Unencumbered Property
Walled Lake	010-030-23005	Unencumbered Property
Salem	010-030-38001	Unencumbered Property
Beaverton	010-030-38002	Unencumbered Property
King City / Tigard	010-030-38003	Unencumbered Property
Portland	010-030-38004	Unencumbered Property
Denney Road	010-030-38005	Unencumbered Property
Fairfax	010-030-47001	Unencumbered Property
Falls Church	010-030-47002	Unencumbered Property
Manassas West/East	010-030-47003	Unencumbered Property
Herndon	010-030-47005	Unencumbered Property
Newport News South	010-030-47006	Unencumbered Property
North Richmond	010-030-47007	Unencumbered Property
Kempsville	010-030-47008	Unencumbered Property
White Center(aka West Seattle)	010-030-48002	Unencumbered Property
Factoria	010-030-48003	Unencumbered Property
Renton	010-030-48006	Unencumbered Property
Federal Way	010-030-48007	Unencumbered Property
North Spokane	010-030-48009	Unencumbered Property

Schedule 5.18 — 5

Issaquah	010-030-48010	Unencumbered Property
East Lynnwood	010-030-48012	Unencumbered Property
Tacoma South	010-030-48013	Unencumbered Property
Smokey Point	010-030-48014	Unencumbered Property
Vancouver Mall	010-030-48015	Unencumbered Property
Shoreline	010-030-48016	Unencumbered Property
Aurora North	010-030-48017	Unencumbered Property

Shurgard Evergreen
Ansley Park	031-030-11001	Unencumbered Property
Brookhaven	031-030-11002	Unencumbered Property
Decatur	031-030-11003	Unencumbered Property
Oregon City	031-030-38001	Unencumbered Property
Barbur Boulevard	031-030-38002	Unencumbered Property
Liberty Road	031-030-38003	Unencumbered Property
Edgemont	031-030-39001	Unencumbered Property

Shurgard Texas Partnership
Round Rock	032-030-44002	Unencumbered Property
Slaughter Lane	032-030-44003	Unencumbered Property
Valley Ranch	032-030-44004	Unencumbered Property
Nacogdoches	032-030-44006	Unencumbered Property
Henderson Pass	032-030-44007	Unencumbered Property
Bedford	032-030-44008	Unencumbered Property
Kingwood	032-030-44009	Unencumbered Property
T.C. Jester	032-030-44011	Unencumbered Property
Windcrest	032-030-44012	Unencumbered Property
Mission Bend	032-030-44013	Unencumbered Property
Parker Road	032-030-44014	Unencumbered Property
Park Cities East	032-030-44015	Unencumbered Property
Macarthur Crossing	032-030-44016	Unencumbered Property
South Cooper	032-030-44017	Unencumbered Property
Woodforest	032-030-44018	Unencumbered Property
Preston Road	032-030-44019	Unencumbered Property
East Lamar	032-030-44020	Unencumbered Property
Lewisville	032-030-44021	Unencumbered Property
Highway 78	032-030-44023	Unencumbered Property
The Quarry	032-030-44026	Unencumbered Property
Cinco Ranch	032-030-44029	Unencumbered Property
North Carrollton	032-030-44035	Unencumbered Property
First Colony	032-030-44036	Unencumbered Property
North Park	032-030-44037	Unencumbered Property
South Main-TX	032-030-44038	Unencumbered Property
Westchase	032-030-44040	Unencumbered Property
Lakeline	032-030-44044	Unencumbered Property
Highway 26	032-030-44045	Unencumbered Property
Shavano Park	032-030-44046	Unencumbered Property
Oltorf	032-030-44047	Unencumbered Property

Schedule 5.18 — 6

Irving	032-030-44048	Unencumbered Property
Hill Country Village	032-030-44049	Unencumbered Property
San Antonio NE	032-030-44050	Unencumbered Property
Forum 303	032-030-44051	Unencumbered Property
Westheimer	032-030-44053	Unencumbered Property
Thousand Oaks	032-030-44054	Unencumbered Property
Beltline	032-030-44055	Unencumbered Property
MacArthur	032-030-44056	Unencumbered Property
Hurst	032-030-44057	Unencumbered Property
Fredericksburg Road	032-030-44058	Unencumbered Property
Blanco Road	032-030-44059	Unencumbered Property
Bandera Road	032-030-44060	Unencumbered Property
Imperial Valley	032-030-44061	Unencumbered Property
Sugarland	032-030-44062	Unencumbered Property
Woodlands	032-030-44063	Unencumbered Property
Federal Road	032-030-44064	Unencumbered Property
West University	032-030-44065	Unencumbered Property
Medical Center (TX)	032-030-44066	Unencumbered Property
Audelia	032-030-44067	Unencumbered Property

Minnesota Mini
Anoka	050-030-24001	Unencumbered Property
Apple Valley	050-030-24002	Unencumbered Property
Brooklyn Park	050-030-24003	Unencumbered Property
Burnsville	050-030-24004	Unencumbered Property
Chanhassen	050-030-24005	Unencumbered Property
Coon Rapids	050-030-24006	Unencumbered Property
Eden Prairie East	050-030-24007	Unencumbered Property
Eden Prairie West	050-030-24008	Unencumbered Property
Edina	050-030-24009	Unencumbered Property
Hopkins	050-030-24010	Unencumbered Property
Little Canada	050-030-24011	Unencumbered Property
Maple Grove	050-030-24012	Unencumbered Property
Minnetonka	050-030-24013	Unencumbered Property
Plymouth 169	050-030-24014	Unencumbered Property
Plymouth 494	050-030-24015	Unencumbered Property
Plymouth West	050-030-24016	Unencumbered Property
Richfield	050-030-24017	Unencumbered Property
Shorewood	050-030-24018	Unencumbered Property
Woodbury	050-030-24019	Unencumbered Property

Shurgard Institutional Partners
Warner	110-030-03002	Unencumbered Property
Universal City	110-030-44001	Unencumbered Property
Lake City	110-030-48001	Unencumbered Property

Schedule 5.18 — 7

Shurgard Institutional Fund LP II
Pinole	200-030-05001	Unencumbered Property
Martinez	200-030-05002	Unencumbered Property
16th & Sandy	200-030-38001	Unencumbered Property

Shurgard Institutional Fund LP
Davie	210-030-10001	Unencumbered Property
Division	210-030-38001	Unencumbered Property
Milwaukie	210-030-38003	Unencumbered Property
River Oaks	210-030-44001	Unencumbered Property
Sprague	210-030-48001	Unencumbered Property
Hazel Dell	210-030-48002	Unencumbered Property
Canyon Park	220-030-48001	Unencumbered Property
Fremont I
Arrowhead	290-030-03001	Unencumbered Property
Ahwatukee	290-030-03002	Unencumbered Property
Blossom Valley	290-030-05001	Unencumbered Property
Jones Bridge	290-030-11001	Unencumbered Property
Lawrenceville	290-030-11002	Unencumbered Property
Fox Valley	290-030-14001	Unencumbered Property
Eagle Creek	290-030-15001	Unencumbered Property
Creedmoor	290-030-34001	Unencumbered Property
Painters Crossing	290-030-39001	Unencumbered Property
Greenville Avenue	290-030-44001	Unencumbered Property
Potomac Mills	290-030-47001	Unencumbered Property
Sterling (Cascades)	290-030-47002	Unencumbered Property
Sammamish Plateau	290-030-48001	Unencumbered Property

Fremont II
Val Vista	291-030-03001	Unencumbered Property
Van Ness	291-030-05001	Unencumbered Property
Sandy Plains	291-030-11001	Unencumbered Property
Country Club Hills	291-030-14001	Unencumbered Property
Schaumburg South	291-030-14002	Unencumbered Property
Clinton Township	291-030-23001	Unencumbered Property
Champions	291-030-44001	Unencumbered Property
Southlake	291-030-44002	Unencumbered Property
City Place	291-030-44003	Unencumbered Property
Bee Caves Road	291-030-44004	Unencumbered Property
Oak Farms	291-030-44005	Unencumbered Property
Henderson Street	291-030-44006	Unencumbered Property
Merrifield	291-030-47001	Unencumbered Property
Mill Creek	291-030-48001	Unencumbered Property
Pier 57	291-030-48002	Unencumbered Property
Redmond	291-030-48003	Unencumbered Property

Shurope
Kensington (West London)	750-030-75020	Unencumbered Property

Schedule 5.18 — 8

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Shurgard Storage Centers, Inc.

1155 Valley Street

Suite 400

Seattle, WA 98109-4426

Attention: General Counsel

Telephone: (206) 652-3723

Telecopier: (206) 652-3710

QUALIFIED BORROWERS:

[Name]

[Address]

[Address]

[Address]

Attention:

Telephone:

Telecopier:

Electronic Mail:                         @

Website Address: www.

ADMINISTRATIVE AGENT:

Bank of America, N.A.

Mail Code: CA4-706-05-09

1850 Gateway Blvd., Floor 5

Concord CA 94520

Attention: Kristine Kelleher

Telephone: 925-675-8373

Telecopier: 888-969-2414

Electronic Mail: kristine.l.kelleher@bankofamerica.com

Account No.: 3750836479

Account Name: Corporate FTA

Ref: Shurgard Storage Centers, Inc.

ABA# 111000012

Schedule 10.02 — 1

Administrative Agent’s Office:

(for payments in Euros or Sterling):

Bank of America, N.A.

Mail Code: CA4-706-05-09

1850 Gateway Blvd., Floor 5

Concord CA 94520

Attention: Kristine Kelleher

Telephone: 925-675-8373

Telecopier: 888-969-2414

Electronic Mail: kristine.l.kelleher@bankofamerica.com

Account No.: 3750836479

Account Name: Corporate FTA

Ref: Shurgard Storage Centers, Inc.

ABA# 111000012

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Mail Code: WA1-501-37-20

800 Fifth Avenue, Floor 37

Seattle WA 98104

Attention: Dora Brown

         Vice President

Telephone: 206-358-0101

Telecopier: 206-358-0971

Electronic Mail: dora.a.brown@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations-Los Angeles #22621

Mail Code: CA9-703-19-23

333 S. Beaudry Avenue, 19th Floor

Los Angeles, CA 90017-1466

Attention: Sandra Leon

         Vice President

         Telephone: 213.345.5231

         Telecopier: 213.345.0265

         Electronic Mail:

         Sandra.Leon@bankofamerica.com

Schedule 10.02 — 2

SWING LINE LENDER:

Bank of America, N.A.

Mail Code: CA4-706-05-09

1850 Gateway Blvd., Floor 5

Concord CA 94520

Attention: Kristine Kelleher

Telephone: 925-675-8373

Telecopier: 888-969-2414

Electronic Mail: kristine.l.kelleher@bankofamerica.com

Account No.: 3750836479

Account Name: Corporate FTA

Ref: Shurgard Storage Centers, Inc.

ABA# 111000012

Schedule 10.02 — 3

SCHEDULE 10.06

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that there shall be no Assignment Fee for any assignment to an Affiliate of the assigning Lender; and provided, further, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Schedule 10.06 — 1

EXHIBIT A

FORM OF LOAN NOTICE

Date:

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 14, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Shurgard Storage Centers, Inc., a Washington corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans	☐	A conversion or continuation of Revolving Loans

☐	A Borrowing of Term Loans	☐	A conversion or continuation of Term Loans

1.       On                      (a Business Day).

2.       In the amount of $                    .

3.       Comprised of                     . [Type of Loan requested]

4.       In the following currency:                          (for Eurocurrency Rate Revolving Loans only).

5.       For Eurocurrency Rate Loans: with an Interest Period of          months.

6.       For Borrowings by a Qualified Borrower: the Qualified Borrower is                                  (for Revolving Borrowings only).

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(a) or (b), as applicable, of the Agreement.

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

Exhibit A — 1

Form of Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 14, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Shurgard Storage Centers, Inc., a Washington corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.       On                              (a Business Day).

2.       In the amount of $                        .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

Exhibit B — 1

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF REVOLVING NOTE

$	_____________

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                      or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of February 14, 2005, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to Agent for the account of the Lender in the currency in which such Revolving Loan was denominated in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Credit Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Exhibit C-1 — 1

Form of Borrower Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

Exhibit C-1 — 2

Form of Borrower Note

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

Exhibit C-1 — 3

Form of Borrower Note

EXHIBIT C-1-A

FORM OF QUALIFIED BORROWER

REVOLVING NOTE

$	____________

FOR VALUE RECEIVED, the undersigned (“Qualified Borrower”), hereby promises to pay to                      or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to Qualified Borrower under that certain Credit Agreement, dated as of February 14, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Qualified Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to Agent for the account of the Lender in the currency in which such Revolving Loan was denominated in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Qualified Borrower Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Qualified Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Exhibit C-1-A — 1

Form of Qualified Borrower Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

Exhibit C-1-A — 2

Form of Qualified Borrower Note

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________
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________	________	________	________	________	________	________
________	________	________	________	________	________	________
________	________	________	________	________	________	________

Exhibit C-1-A — 3

Form of Qualified Borrower Note

EXHIBIT C-2

FORM OF TERM NOTE

$	__________

FOR VALUE RECEIVED, the undersigned (“Borrower”), hereby promises to pay to                      or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to Borrower under that certain Credit Agreement, dated as of February 14, 2005, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Credit Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Exhibit C-2 — 1

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

Exhibit C-2 — 2

Form of Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
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________	________	________	________	________	________	________
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________	________	________	________	________	________	________
________	________	________	________	________	________	________

Exhibit C-2 — 3

Form of Note

EXHIBIT D

FORM OF CREDIT GUARANTY

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (“Guaranty”) is entered into as of February 14, 2005, by SHURGARD INSTITUTIONAL FUND L.P., a Washington limited partnership; SHURGARD EVERGREEN LIMITED PARTNERSHIP, a Delaware limited partnership; SSC EVERGREEN, INC., a Delaware corporation; SHURGARD TEXAS LIMITED PARTNERSHIP, a Washington limited partnership; SHURGARD/FREMONT PARTNERS I, a Washington general partnership; SHURGARD/FREMONT PARTNERS II, a Washington general partnership; SSC PROPERTY HOLDINGS, INC., a Delaware corporation; SSCI MINNESOTA CORPORATION, a Washington corporation; SHURGARD INSTITUTIONAL PARTNERS, a Washington general partnership; and SHURGARD UK WEST LONDON LIMITED, a company organized under the laws of England and Wales (including any additional guarantors becoming a party hereto as provided in Section 26 hereof, collectively, the “Guarantors” and individually, a “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association (including any other lenders from time to time party to the Credit Agreement referred to below, collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders and its successors as agent for the Lenders (in such capacity, and together with its successors as administrative agent for the Lenders, the “Administrative Agent”).

RECITALS

A. Shurgard Storage Centers, Inc., a Washington corporation (the “Borrower”) is a party to that certain Credit Agreement dated as of February 14, 2005 by and among the Borrower, the Lenders and Bank of America, N.A., a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B. It is a condition precedent to each Lender’s obligation to make its initial Credit Extension under the Credit Agreement that the Guarantors enter into this Guaranty.

C. Each Guarantor as a direct or indirect Subsidiary of the Borrower will derive substantial and direct benefits (which benefits are hereby acknowledged by each Guarantor) from the Loans and the Letters of Credit and other benefits to be provided to the Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lenders (including the L/C Issuer and the Swing Line Lender) to make Credit Extensions under the Credit Agreement, each Guarantor hereby agrees as follows:

1. Definitions; Interpretation. All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Credit Agreement. References to

Exhibit D — 1

Form of Credit Guaranty

the Lenders or any Lender herein shall include the Swing Line Lender in its capacity as a Lender and as Swing Line Lender and shall include the L/C Issuer in its capacity as a Lender and as L/C Issuer. The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Guaranty and are incorporated herein by this reference.

2. Guaranty. Subject to the provisions of Section 3 below, each Guarantor hereby irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and at all times thereafter, all of the following debts, liabilities and obligations (collectively, the “Guaranteed Obligations”): (i) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower owing to the Administrative Agent and each Lender arising under the Credit Agreement and each other Loan Document or otherwise with respect to any Loan or Letter of Credit; and (ii) any and all fees, costs or out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guaranty and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, each Guarantor’s liability hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Administrative Agent or any Lender under the Loan Documents but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America (Title 11, United States Code) (the “Bankruptcy Code”) or the operation of Sections 502(b) and 506(b) of the Bankruptcy Code.

3. Limitation of Liability. Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, the obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable Law or pursuant to the terms of any agreement.

Exhibit D — 2

Form of Credit Guaranty

4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) This Guaranty constitutes a guaranty of payment and performance when due and not of collection.

(b) The Administrative Agent acting for itself and the Lenders may enforce this Guaranty upon the occurrence of an Event of Default under the Loan Documents notwithstanding the existence of any dispute between the Borrower and the Administrative Agent or any Lender with respect to the existence of such Event of Default, provided that the Guarantors do not waive their right to dispute the existence of such Event of Default.

(c) The obligations of each Guarantor hereunder are independent of the obligations of the Borrower under the Loan Documents and the obligations of any other guarantor of the obligations of the Borrower under the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.

(d) Payment by the Guarantors of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent or any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release any Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit.

(e) The Administrative Agent and the Lenders upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations and (v) exercise any other rights available to them under the Loan Documents.

Exhihit D — 3

Form of Credit Guaranty

(f) This Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not such Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce an agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms of the Loan Documents or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness of the Borrower other than the Guaranteed Obligations, even though the Administrative Agent or any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Administrative Agent’s or any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which the Borrower may allege or assert against the Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Administrative Agent and each Lender:

(a) any right to require the Administrative Agent or any Lender, as a condition of payment or performance by any Guarantor, to (i) proceed against the Borrower, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person, or (iii) pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever;

(b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Guaranteed Obligations;

Exhibit D — 4

Form of Credit Guaranty

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) any defense based upon the Administrative Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct;

(e) (i) to the extent permitted by law, any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of any Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder or the enforcement hereof, and (iii) any rights to set-offs, recoupments and counterclaims;

(f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Loan Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 4 above and any right to consent to any thereof; and

(g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6. Guarantor’s Rights of Subrogation, Contribution, Etc. Until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full, the Aggregate Commitments have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have been surrendered, each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower, and (b) any right to enforce, or to participate in, any claim, right or remedy that the Administrative Agent or any Lender now has or may hereafter have against the Borrower. In addition, until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full, the Aggregate Commitments have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have been surrendered, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower, and any rights of contribution such Guarantor may have against any such other guarantor (including any Guarantor),

Exhibit D — 5

Form of Credit Guaranty

shall be junior and subordinate to any rights the Administrative Agent and the Lenders may have against the Borrower, and to any right the Administrative Agent or any Lender may have against such other guarantor (including any Guarantor). If any amount shall be paid to a Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Guaranteed Obligations shall not have been finally and indefeasibly paid and performed in full, the Aggregate Commitments shall not have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement shall not have been surrendered, such amount shall be held in trust for the Administrative Agent and shall forthwith be paid over to the Administrative Agent to be applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7. Subordination of Other Obligations. Any debts, liabilities and obligations of the Borrower now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such debts, liabilities and obligations of the Borrower to any Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent and shall forthwith be paid over to the Administrative Agent to be applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of any Guarantor under any other provision of this Guaranty.

8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full (other than contingent indemnification obligations), the Aggregate Commitments have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have expired or been terminated; provided, however, that the obligations of the Guarantors under Sections 13 and 20 shall survive any termination of this Guaranty. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

9. Authority of Borrower and Guarantors. It is not necessary for the Administrative Agent or any Lender to inquire into the powers of the Borrower or any other Loan Party or of the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

10. Information. Loans may be made or continued and Letters of Credit may be issued, amended or extended by the Lenders to or for the account of the Borrower from time to time under the Credit Agreement and related Loan Documents without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such extension of credit. Neither the Administrative Agent or any Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed

Exhibit D — 6

Form of Credit Guaranty

Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Administrative Agent or such Lender.

11. Right of Setoff. In addition to any rights and remedies of the Lenders provided by applicable Laws, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Guarantor or any other Loan Party, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other debts, liabilities or obligations at any time owing by, such Lender to or for the credit or the account of any Guarantor against any and all obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document to which it is a party, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different than that of the deposit account. Each Lender agrees promptly to notify such Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11 are in addition to the other rights and remedies (including other rights of set off) which such Lender may have.

12. Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty.

(a) So long as the Guaranteed Obligations shall not have been finally and indefeasibly paid and performed in full, the Aggregate Commitments shall not have expired or been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement shall not have expired or been terminated, no Guarantor shall, without the prior written consent of the Administrative Agent in accordance with the terms of the Credit Agreement, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law against the Borrower. The obligations of the Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding under any Debtor Relief Laws naming the Borrower as the debtor or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceedings had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of each Guarantor, the Administrative Agent and each Lender that the Guaranteed Obligations which are Guaranteed by the Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in any proceeding under any Debtor Relief

Exhibit D — 7

Form of Credit Guaranty

Law or similar person to pay the Administrative Agent and the Lenders, or allow the claims of the Administrative Agent and the Lenders in respect of, any such interest accruing after the date on which such proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or by any other guarantor (including any Guarantor), the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty.

13. Taxes.

(a) Any and all payments by any Guarantor to or for the account of the Administrative Agent or any Lender under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes Indemnified Taxes and Other Taxes. If any Guarantor shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws.

(b) In addition, each Guarantor agrees to pay any and all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) If any Guarantor shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Guarantor shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.

(d) Each Guarantor agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 13) paid by the Administrative Agent and such Lender, (ii) amounts payable under subsection (c) above and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative

Exhibit D — 8

Form of Credit Guaranty

Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e) Within 30 days after the date of any payment by any Guarantor of Taxes, such Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of any Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from such Taxes. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

14. Representations and Warranties. Each Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a) Existence, Qualification and Power; Compliance with Laws. Such Guarantor (i) is a corporation or limited liability company or partnership duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Guaranty and each other Loan Document to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (iii) or this clause (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance by such Guarantor of this Guaranty and each other Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (iii) violate any Law.

(c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Loan Document to which it is a party.

(d) Binding Effect. This Guaranty has been, and each other Loan Document to which it is a party, when delivered, will have been, duly executed and delivered by such Guarantor.

Exhibit D — 9

Form of Credit Guaranty

This Guaranty constitutes, and each such other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles, regardless of whether enforcement is sought in equity or at law.

(e) Solvency. Each Guarantor is solvent and shall be solvent immediately after the consummation of the transactions contemplated by this Guaranty.

(f) Investment Company Act; Public Utility Holding Company Act. None of the Guarantors, any Person controlling any Guarantor, or any Subsidiary of any Guarantor (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

15. Payment by Guarantors; Application of Payments. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or the Lenders as designated thereby, in cash such Guaranteed Obligation. Except as otherwise expressly provided herein, all payments by any Guarantor hereunder shall be made to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s Office in Dollars. Payments received from any Guarantor shall, unless otherwise expressly provided herein, be applied:

First, to payment of any fees, costs or out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred by the Administrative Agent in connection with the exercise, enforcement or protection of any of the rights of the Administrative Agent and the Lenders under this Guaranty; and

Second, to payment in full of the Guaranteed Obligations (to the extent not included in clause First above) in accordance with Section 8.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any payments received from any Guarantor.

16. Assignments, Participations, Confidentiality. Any Lender may from time to time, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, transfer its interest in the Guaranteed Obligations to Participants and Eligible Assignees as provided in the Credit Agreement. Each Guarantor agrees that each such transfer

Exhibit D — 10

Form of Credit Guaranty

will give rise to a direct obligation of such Guarantor to each such Participant and Eligible Assignee and that each such Participant and Eligible Assignee shall have the same rights and benefits under this Guaranty as it would have if it were a Lender. Each Guarantor, the Administrative Agent and each Lender agree that the provisions of Section 10.07 of the Credit Agreement shall apply to all information provided to the Administrative Agent or a Lender by any Guarantor under this Guaranty or any other Loan Document to which such Guarantor is a party, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Guarantor; provided that, in the case of information received from a Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential or is of a type or is given in a manner such that Agent or Lender should reasonably understand to be proprietary or confidential.

17. Loan Document. This Guaranty is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

18. Notices. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered (a) in the case of the Administrative Agent and the Lenders, to the address or facsimile number specified for notices on Schedule 10.02 of the Credit Agreement and (b) in the case of the Guarantors, to the address or facsimile number specified below:

Shurgard Storage Centers, Inc.

1155 Valley Street

Suite 400

Seattle, WA 98109-4426

Attention: General Counsel

Telephone: (206) 652-3723

Telecopier: (206) 652-3710

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

19. No Waiver; Cumulative Remedies. No failure by the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Administrative Agent and the Lenders. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy. No notice or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances.

Exhibit D — 11

Form of Credit Guaranty

20. Costs and Expenses. Each Guarantor, jointly with the other Guarantors and severally, agrees to pay or reimburse the Administrative Agent and each Lender within five Business Days after demand for any and all fees, costs or out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred by them in connection with the exercise, enforcement or protection of any of the rights of the Administrative Agent under this Guaranty (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law).

21. Governing Law.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON SITTING IN SEATTLE, KING COUNTY, WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

22. Waiver of Right to Trial by Jury. EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE ADMINISTRATIVE AGENT, ANY LENDER, ANY LOAN PARTY OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN

Exhibit D — 12

Form of Credit Guaranty

ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

23. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall be effective unless in writing signed by the Administrative Agent and such Guarantor, subject to any consent required in accordance with Section 10.01 of the Credit Agreement, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit under the Credit Agreement shall not be construed as a waiver of any Default under the Credit Agreement.

24. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. Integration. This Guaranty, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

26. Additional Guarantors. Pursuant to Section 6.14 of the Credit Agreement, each Material Subsidiary that was not in existence or was not a Guarantor on the date of the Credit Agreement is, except as otherwise provided in Section 6.14 of the Credit Agreement, required to enter into this Guaranty as a Guarantor upon becoming a Material Subsidiary and other Subsidiaries may become Guarantors. Upon the execution and delivery by such Material Subsidiary or other Subsidiary of an instrument in the form of Annex 1 hereto and acceptance thereof by the Administrative Agent, such Material Subsidiary or other Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

27. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

28. No Inconsistent Requirements. Each Guarantor acknowledges that this Guaranty and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

Exhibit D — 13

Form of Credit Guaranty

29. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Guarantor in the Agreement Currency, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law).

30. Limited Recourse. Agent’s and Lenders’ recourse under this Guaranty against Shurgard Institutional Fund L.P. (“SIF”) shall be limited to the assets of SIF. The general partner(s) of SIF shall not be liable for SIF’s obligations under this Guaranty, nor shall the general partner(s) of such general partner(s). Without limiting the generality of the foregoing, neither Shurgard Partners L.P. nor any of its general partners shall be liable for SIF’s obligations under this Guaranty.

31. Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Exhibit D — 14

Form of Credit Guaranty

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officer as of the day and year first above written.

SHURGARD INSTITUTIONAL FUND L.P., a Washington limited partnership

By:	Shurgard Partners L.P., a Washington, its General Partner

	By:	Shurgard General Partner, Inc., a Washington corporation, its General Partner
By:
Name:
Its:

SHURGARD EVERGREEN LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Shurgard Storage Centers, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

SSC EVERGREEN, INC., a Delaware corporation

By:
Name:
Title:

Exhibit D — 15

Form of Credit Guaranty

SHURGARD TEXAS LIMITED PARTNERSHIP, a Washington limited partnership

By:	Shurgard Storage Centers, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

SHURGARD/FREMONT PARTNERS I, a Washington general partnership

By:	Shurgard Storage Centers, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

By:	Shurgard Development I, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

SHURGARD/FREMONT PARTNERS II, a Washington general partnership

By:	Shurgard Storage Centers, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

Exhibit D — 16

Form of Credit Guaranty

By:	Shurgard Development II, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

SSC PROPERTY HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

SSCI MINNESOTA CORPORATION, a Washington corporation

By:
Name:
Title:

SHURGARD INSTITUTIONAL PARTNERS, a Washington general partnership

By:	Shurgard Storage Centers, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

Exhibit D — 17

Form of Credit Guaranty

By:			Shurgard Evergreen Limited Partnership, a Delaware limited partnership, its General Partner

	By:		Shurgard Storage Centers, Inc., a Washington corporation, its General Partner

By:
Name:
Its:

SHURGARD UK WEST LONDON LIMITED, a company organized under the laws of England and Wales

By:
Name:
Title:

By:
Name:
Title:

Exhibit D — 18

Form of Credit Guaranty

ANNEX 1

SUPPLEMENT

SUPPLEMENT NO.              dated as of             , to the Guaranty Agreement dated as of             , 20    , (the “Guaranty”) made by [                         ], a [            ] corporation, [            ], a [            ] corporation, and [            ], a [            ] corporation (including any additional guarantors becoming a party thereto as provided in Section 26 thereof, collectively, the “Guarantors” and individually, a “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association (including any other lenders from time to time party to the Credit Agreement referred to below, collectively, the “Lenders” and individually, a “Lender”), any Affiliate of any Lender a party to a Specified Swap Contract, and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders and its successors as agent for the Lenders (in such capacity, and together with its successors as agent for the Lenders, the “Administrative Agent”).

RECITALS

A. Shurgard Storage Centers, Inc., a Washington corporation (the “Borrower”) is a party to that certain Credit Agreement dated as of February 14, 2005 by and among the Borrower, the Lenders and Bank of America, N.A., a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders (including the L/C Issuer and the Swing Line Lender) to make Credit Extensions under the Credit Agreement, and pursuant to Section 6.14 of the Credit Agreement, each Material Subsidiary that was not in existence or was not a Guarantor on the date of the Credit Agreement is required to enter into the Guaranty as a Guarantor upon becoming a Material Subsidiary.

D. The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in consideration for the Lenders (including the L/C Issuer and the Swing Line Lender) to make Credit Extensions under the Credit Agreement.

Accordingly, the New Guarantor agrees as follows:

1. In accordance with Section 26 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.

Exhibit D — 19

Form of Credit Guaranty

2. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. This Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall, subject to applicable Law, be as effective as delivery of a manually-signed original thereof.

4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. All communications and notices hereunder shall be in writing and given as provided in Section 18 of the Guaranty. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

8. The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred in connection with this Supplement.

9. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Exhibit D — 20

Form of Credit Guaranty

IN WITNESS WHEREOF, the New Guarantor has executed this Supplement by its duly authorized officer as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:
Address:

Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

Exhibit D — 21

Form of Credit Guaranty

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 14, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Shurgard Storage Centers, Inc. (“Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the              of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

Exhibit E — 1

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of Borrower contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto (in the form agreed upon by Borrower and Agent) are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             .

SHURGARD STORAGE CENTERS, INC.

By:
Name:
Title:

Exhibit E — 2

Form of Compliance Certificate

EXHIBIT F

FORM

OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and Swing Line Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: .

2.	Assignee: [and is an Affiliate of [identify Lender]].

3.	Borrower(s): Shurgard Storage Center, Inc.

4.	Administrative Agent: Bank of America, N. A., as the administrative agent under the Credit Agreement.

Exhibit F — 1

Form of Assignment and Assumption

5.	Credit Agreement: Credit Agreement, dated as of , among Shurgard Storage Center, Inc., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment / Loans for All Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans	CUSIP No.
_______	$	$	%	_______
_______	$	$	%	_______
_______	$	$	%	_______

[7. Trade Date:                                 ]

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Title:

Exhibit F — 2

Form of Assignment and Assumption

[Consented to and] Accepted:

Bank of America, N.A., as
Administrative Agent

By:
Title:

[Consented to:]

SHURGARD STORAGE CENTERS, INC.

By:
Title:

Exhibit F — 3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This

Exhibit F — 4

Form of Assignment and Assumption

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Washington.

Exhibit F — 5

Form of Assignment and Assumption

EXHIBIT G

FORM OF

QUALIFIED BORROWER GUARANTY

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (“Guaranty”) is entered into as of February 14, 2005, by SHURGARD STORAGE CENTERS, INC., a Washington corporation (the “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association (including any other lenders from time to time party to the Credit Agreement referred to below, collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders and its successors as agent for the Lenders (in such capacity, and together with its successors as administrative agent for the Lenders, the “Administrative Agent”).

RECITALS

A. Guarantor is the Borrower under that certain Credit Agreement dated as of February 14, 2005 by and among Borrower, the Lenders and Bank of America, N.A., a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Credit Agreement”).

B. Pursuant to the terms of the Credit Agreement, Guarantor may from time to time designate certain business entities Controlled by Guarantor as “Qualified Borrowers” that may incur Indebtedness under the Loan Documents.

C. It is a condition precedent to each Lender’s obligation to make its initial Credit Extension under the Credit Agreement that the Guarantor enter into this Guaranty.

D. Guarantor is an affiliated entity of each Qualified Borrower and will derive substantial and direct benefits (which benefits are hereby acknowledged by Guarantor) from the Loans and the Letters of Credit and other benefits to be provided to the Qualified Borrowers under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lenders (including the L/C Issuer and the Swing Line Lender) to make Credit Extensions under the Credit Agreement, Guarantor hereby agrees as follows:

32. Definitions; Interpretation. All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Credit Agreement. References to the Lenders or any Lender herein shall include the Swing Line Lender in its capacity as a Lender and as Swing Line Lender and shall include the L/C Issuer in its capacity as a Lender and as L/C Issuer. The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Credit Agreement also apply to this Guaranty and are incorporated herein by this reference.

Exhibit G — 1

Form of Qualified Borrower Guaranty

33. Guaranty. Subject to the provisions of Section 3 below, Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and at all times thereafter, all of the following debts, liabilities and obligations (collectively, the “Guaranteed Obligations”): (i) all advances to, and debts, liabilities, obligations, covenants and duties of, the Qualified Borrowers owing to the Administrative Agent and each Lender arising under the Credit Agreement and each other Loan Document or otherwise with respect to any Loan or Letter of Credit; and (ii) any and all fees, costs or out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guaranty and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, Guarantor’s liability hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Administrative Agent or any Lender under the Loan Documents but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America (Title 11, United States Code) (the “Bankruptcy Code”) or the operation of Sections 502(b) and 506(b) of the Bankruptcy Code.

34. Limitation of Liability. Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Guarantor under this Guaranty, the obligations of Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor in respect of intercompany indebtedness to the Qualified Borrowers or other Affiliates of the Qualified Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Guarantor pursuant to applicable Law or pursuant to the terms of any agreement.

35. Liability of Guarantor Absolute. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a) This Guaranty constitutes a guaranty of payment and performance when due and not of collection.

Exhibit G — 2

Form of Qualified Borrower Guaranty

(b) The Administrative Agent acting for itself and the Lenders may enforce this Guaranty upon the occurrence of an Event of Default under the Loan Documents notwithstanding the existence of any dispute between the Guarantor or any Qualified Borrower and the Administrative Agent or any Lender with respect to the existence of such Event of Default, provided that Guarantor does not waive its right to dispute the existence of such Event of Default.

(c) The obligations of Guarantor hereunder are independent of the obligations of the Qualified Borrowers under the Loan Documents and the obligations of any other guarantor of the obligations of the Qualified Borrowers under the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Qualified Borrowers or any other Loan Party or whether the Qualified Borrowers or any other Loan Party is joined in any such action or actions.

(d) Payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent or any Lender is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit.

(e) The Administrative Agent and the Lenders upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations and (v) exercise any other rights available to them under the Loan Documents.

(f) This Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce an agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy

Exhibit G — 3

Form of Qualified Borrower Guaranty

(whether arising at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms of the Loan Documents or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness of the Qualified Borrowers other than the Guaranteed Obligations, even though the Administrative Agent or any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Administrative Agent’s or any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of the Qualified Borrowers or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which the Qualified Borrowers may allege or assert against the Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

36. Waivers by Guarantor. Guarantor hereby waives, for the benefit of the Administrative Agent and each Lender:

(a) any right to require the Administrative Agent or any Lender, as a condition of payment or performance by Guarantor, to (i) proceed against the Qualified Borrowers, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Qualified Borrowers or any other Person, or (iii) pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever;

(b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Qualified Borrowers including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Qualified Borrowers from any cause other than payment in full of the Guaranteed Obligations;

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) any defense based upon the Administrative Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct;

Exhibit G — 4

Form of Qualified Borrower Guaranty

(e) (i) to the extent permitted by law, any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, and (iii) any rights to set-offs, recoupments and counterclaims;

(f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Loan Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Qualified Borrowers and notices of any of the matters referred to in Section 4 above and any right to consent to any thereof; and

(g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Guarantor or sureties, or which may conflict with the terms of this Guaranty.

37. Limitations on Guarantor’s Rights. Until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full, the Aggregate Commitments have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have been surrendered, Guarantor hereby agrees that it will not exercise any rights of subrogation which it may acquire by payment or performance of the Guaranteed Obligations. In the event that the Guarantor shall receive any payment on account of such rights of subrogation at any time when the Guaranteed Obligations shall not have been finally and indefeasibly paid and performed in full, the Aggregate Commitments shall not have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement shall not have been surrendered, such amount shall be held in trust for the Administrative Agent and shall forthwith be paid over to the Administrative Agent to be applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

38. Subordination of Other Obligations. Any debts, liabilities and obligations of the Qualified Borrowers now or hereafter held by Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such debts, liabilities and obligations of the Qualified Borrowers to Guarantor collected or received by Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent and shall forthwith be paid over to the Administrative Agent to be applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision of this Guaranty.

39. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full (other than contingent indemnification obligations), the Aggregate Commitments have been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have expired or been terminated; provided, however, that the obligations of the Guarantor under Sections 13 and 20 shall survive any termination of this Guaranty. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Exhibit G — 5

Form of Qualified Borrower Guaranty

40. Authority of Qualified Borrowers and Guarantor. It is not necessary for the Administrative Agent or any Lender to inquire into the powers of the Qualified Borrowers or any other Loan Party or of the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

41. Information. Loans may be made or continued and Letters of Credit may be issued, amended or extended by the Lenders to or for the account of the Qualified Borrowers from time to time under the Credit Agreement and related Loan Documents without notice to or authorization from Guarantor regardless of the financial or other condition of the Qualified Borrowers at the time of any such extension of credit. Neither the Administrative Agent or any Lender shall have any obligation to disclose or discuss with Guarantor its assessment, or Guarantor’s assessment, of the financial condition of the Qualified Borrowers. Guarantor has adequate means to obtain information from the Qualified Borrowers on a continuing basis concerning the financial condition of the Qualified Borrowers and their ability to perform their obligations under the Loan Documents, and Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Qualified Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Qualified Borrowers now known or hereafter known by the Administrative Agent or such Lender.

42. Right of Setoff. In addition to any rights and remedies of the Lenders provided by applicable Laws, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to Guarantor or any other Loan Party, any such notice being waived by Guarantor to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other debts, liabilities or obligations at any time owing by, such Lender to or for the credit or the account of Guarantor against any and all obligations of Guarantor now or hereafter existing under this Guaranty or any other Loan Document to which it is a party, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different than that of the deposit account. Each Lender agrees promptly to notify Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11 are in addition to the other rights and remedies (including other rights of set off) which such Lender may have.

43. Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty.

(a) So long as the Guaranteed Obligations shall not have been finally and indefeasibly paid and performed in full, the Aggregate Commitments shall not have expired or

Exhibit G — 6

Form of Qualified Borrower Guaranty

been terminated and all Letters of Credit issued or deemed issued pursuant to the Credit Agreement shall not have expired or been terminated, Guarantor shall not, without the prior written consent of the Administrative Agent in accordance with the terms of the Credit Agreement, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law against the Qualified Borrowers. The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding under any Debtor Relief Laws naming the Qualified Borrowers as the debtor or by any defense which the Qualified Borrowers may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceedings had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantor, the Administrative Agent and each Lender that the Guaranteed Obligations which are Guaranteed by the Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve the Qualified Borrowers of any portion of such Guaranteed Obligations. Guarantor will permit any trustee in any proceeding under any Debtor Relief Law or similar person to pay the Administrative Agent and the Lenders, or allow the claims of the Administrative Agent and the Lenders in respect of, any such interest accruing after the date on which such proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Qualified Borrowers or by any other guarantor, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty.

44. Taxes.

(a) Any and all payments by Guarantor to or for the account of the Administrative Agent or any Lender under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes Indemnified Taxes and Other Taxes. If Guarantor shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Guarantor shall make such deductions and (iii) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws.

Exhibit G — 7

Form of Qualified Borrower Guaranty

(b) In addition, Guarantor agrees to pay any and all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) If Guarantor shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, Guarantor shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.

(d) Guarantor agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 13) paid by the Administrative Agent and such Lender, (ii) amounts payable under subsection (c) above and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e) Within 30 days after the date of any payment by Guarantor of Taxes, Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder by or on behalf of Guarantor through an account or branch outside the United States or by or on behalf of Guarantor by a payor that is not a United States person, if Guarantor determines that no Taxes are payable in respect thereof, Guarantor shall furnish, or shall cause such payor to furnish, to the Administrative Agent an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from such Taxes. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

45. Representations and Warranties. Guarantor represents and warrants to the Administrative Agent and the Lenders that:

(a) Existence, Qualification and Power; Compliance with Laws. Guarantor (i) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the State of Washington, (ii) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Guaranty and each other Loan Document to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (iii) or this clause (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Exhibit G — 8

Form of Qualified Borrower Guaranty

(b) Authorization; No Contravention. The execution, delivery and performance by Guarantor of this Guaranty and each other Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (iii) violate any Law.

(c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Guarantor of this Guaranty or any other Loan Document to which it is a party.

(d) Binding Effect. This Guaranty has been, and each other Loan Document to which it is a party, when delivered, will have been, duly executed and delivered by Guarantor. This Guaranty constitutes, and each such other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles, regardless of whether enforcement is sought in equity or at law.

(e) Solvency. Guarantor is solvent and shall be solvent immediately after the consummation of the transactions contemplated by this Guaranty.

(f) Investment Company Act; Public Utility Holding Company Act. None of the Guarantor, any Person controlling Guarantor, or any Subsidiary of Guarantor (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

46. Payment by Guarantor; Application of Payments. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against Guarantor by virtue hereof, upon the failure of the Qualified Borrowers to pay any Guaranteed Obligation when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or the Lenders as designated thereby, in cash such Guaranteed Obligation. Except as otherwise expressly provided herein, all payments by Guarantor hereunder shall be made to the Administrative Agent, for the account of the Lenders at

Exhibit G — 9

Form of Qualified Borrower Guaranty

the Administrative Agent’s Office in Dollars. Payments received from Guarantor shall, unless otherwise expressly provided herein, be applied:

First, to payment of any fees, costs or out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred by the Administrative Agent in connection with the exercise, enforcement or protection of any of the rights of the Administrative Agent and the Lenders under this Guaranty; and

Second, to payment in full of the Guaranteed Obligations (to the extent not included in clause First above) in accordance with Section 8.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any payments received from Guarantor.

47. Assignments, Participations, Confidentiality. Any Lender may from time to time, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, transfer its interest in the Guaranteed Obligations to Participants and Eligible Assignees as provided in the Credit Agreement. Guarantor agrees that each such transfer will give rise to a direct obligation of Guarantor to each such Participant and Eligible Assignee and that each such Participant and Eligible Assignee shall have the same rights and benefits under this Guaranty as it would have if it were a Lender. Guarantor, the Administrative Agent and each Lender agree that the provisions of Section 10.07 of the Credit Agreement shall apply to all information provided to the Administrative Agent or a Lender by Guarantor under this Guaranty or any other Loan Document to which Guarantor is a party, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Guarantor; provided that, in the case of information received from a Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential or is of a type or is given in a manner such that Agent or Lender should reasonably understand to be proprietary or confidential.

48. Loan Document. This Guaranty is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

49. Notices. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on Schedule 10.02 of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

50. No Waiver; Cumulative Remedies. No failure by the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right,

Exhibit G — 10

Form of Qualified Borrower Guaranty

remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Administrative Agent and the Lenders. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy. No notice or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in similar or other circumstances.

51. Costs and Expenses. Guarantor agrees to pay or reimburse the Administrative Agent and each Lender within five Business Days after demand for any and all fees, costs or out-of-pocket expenses (including fees, charges and disbursements of counsel to Administrative Agent, including fees and time charges for attorneys who may be employees of Administrative Agent) incurred by them in connection with the exercise, enforcement or protection of any of the rights of the Administrative Agent under this Guaranty (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law).

52. Governing Law.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON SITTING IN SEATTLE, KING COUNTY, WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

53. Waiver of Right to Trial by Jury. GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE ADMINISTRATIVE AGENT, ANY LENDER, ANY LOAN PARTY OR ANY OF THEM

Exhibit G — 11

Form of Qualified Borrower Guaranty

WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

54. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless in writing signed by the Administrative Agent and Guarantor, subject to any consent required in accordance with Section 10.01 of the Credit Agreement, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit under the Credit Agreement shall not be construed as a waiver of any Default under the Credit Agreement.

55. Integration. This Guaranty, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

56. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

57. No Inconsistent Requirements. Guarantor acknowledges that this Guaranty and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

58. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Guarantor in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.

Exhibit G — 12

Form of Qualified Borrower Guaranty

If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from Guarantor in the Agreement Currency, Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to Guarantor (or to any other Person who may be entitled thereto under applicable law).

59. Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the day and year first above written.

SHURGARD STORAGE CENTERS, INC., a Washington corporation

By:
Name:
Title:

Exhibit G — 13

Form of Qualified Borrower Guaranty

EXHIBIT H

FORM

OF

AUTHORIZATION LETTER

[SHURGARD LETTERHEAD]

[Date]

Dora Brown

Bank of America, N.A.

Commercial Agency Management

WA1-501-37-20

800 Fifth Avenue, Floor 37

Seattle WA 98104

FAX: 206-358-0971

RE: [Client Name] (“Company”)

      Credit Agreement dated as of February 14, 2005 (“Credit Agreement”)

Dear Dora:

The undersigned is authorized on behalf of the Company to authorize and empower another person in the name of the Company to carry out the intent of the Credit Agreement and to delegate to one or more employees of this Company the authority and power to make requests for advances and letters of credit under the Credit Agreement.

Effective on [insert date], the undersigned authorizes and delegates to each of the following Company employees, acting alone, the right, in accordance with the Credit Agreement, to (1) request, by telephone, a borrowing, conversion or continuation of loans, and the issuance or modification of letters of credit, (2) deliver a writing evidencing any such credit extension or other matter and (3) authorize repayments and transfers by telephone and in writing:

[Insert Name, title (if any), and signature (if authorized to sign the borrowing notice)]

[IF APPLICABLE: [Insert Name] is no longer authorized to act on behalf of the Company.]

Sincerely,

<Insert Responsible Officer Name>

<Insert Title>

Exhibit H — 1

Form of Authorization Letter